SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐    Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

STANCORP FINANCIAL GROUP, INC.

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 26, 2004

Fellow Shareholder:

On behalf of the Board of Directors, I have the pleasure of inviting you to attend the 2004 Annual Meeting of Shareholders to be held May 3 in Portland, Oregon. The meeting will take place at 11:00 a.m. Pacific time in Brunish Hall of the Portland Center for the Performing Arts, located at Southwest Broadway and Main in downtown Portland.

The Annual Meeting will include a discussion of our operations and results for 2003, as well as a vote on each of the matters set forth in these materials. The enclosed Notice of Annual Meeting of Shareholders and Proxy Statement detail the items of business that will be discussed and voted on at the meeting.

If you are unable to attend and vote in person, you can still participate in the Annual Meeting by voting your proxy by mail, telephone, or over the Internet. Instructions for voting by each of these methods are contained on the proxy card in this packet.

Also included with this mailing is our 2003 Annual Report to Shareholders, which includes our Form 10-K and audited financial statements for the fiscal year ended on December 31, 2003.

I look forward to seeing you at the Annual Meeting. If you are unable to attend, please vote your proxy by mail, telephone or over the Internet as soon as possible so that your shares can be represented at the Annual Meeting.

Sincerely,

ERIC E. PARSONS

President and Chief Executive Officer

i

STANCORP FINANCIAL GROUP, INC.

1100 SW Sixth Avenue

Portland, Oregon 97204

Notice of Annual Meeting of Shareholders

Notice is hereby given that the Annual Meeting of Shareholders of StanCorp Financial Group, Inc., an Oregon corporation, will be held May 3, 2004, at 11:00 a.m. Pacific time in Brunish Hall of the Portland Center for the Performing Arts, 1111 SW Broadway, Portland, Oregon, to act on the following items:

1.	election of directors;

2.	proposal to ratify appointment of independent auditors;

3.	proposal to approve the Amended 2002 Stock Incentive Plan;

4.	shareholder proposal concerning the nomination of directors; and

5.	any other business that may properly come before the shareholders at the Annual Meeting.

The close of business on February 25, 2004 has been fixed as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.

Shareholders may vote in person, by written proxy, by telephone or over the Internet. Instructions for voting by telephone and over the Internet are printed on the proxy card. If you attend the meeting and intend to vote in person, please notify our personnel of your intent as you sign in for the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Michael T. Winslow

Vice President, General Counsel

and Corporate Secretary

March 26, 2004

STANCORP FINANCIAL GROUP, INC.

1100 SW Sixth Avenue

Portland, Oregon 97204

PROXY STATEMENT

I.    GENERAL INFORMATION

This Proxy Statement concerns the Annual Meeting of Shareholders of StanCorp Financial Group, Inc. (“StanCorp,” the “Company,” “we,” “us,” “our”) to be held on May 3, 2004 (“Annual Meeting”). The Annual Meeting will be held at 11:00 a.m. Pacific time in Brunish Hall of the Portland Center for the Performing Arts, 1111 SW Broadway, Portland, Oregon. Our shares of common stock trade on the New York Stock Exchange (“NYSE”) under the ticker symbol “SFG.” We have only one outstanding class of common stock that is eligible to vote. As of February 25, 2004, we had 29,328,217 outstanding shares of common stock (“Common Stock”).

On behalf of the Board of Directors (the “Board”), the Company is soliciting your proxy for use at the Annual Meeting and at any adjournment of the meeting. You will be asked to vote upon four items: Item 1. Election of Directors; Item 2. Proposal to Ratify Appointment of Independent Auditors; Item 3. Proposal to Approve the Amended 2002 Stock Incentive Plan; and Item 4. Shareholder Proposal Concerning the Nomination of Directors. Your proxy also will permit a vote on any other matter that may legally come before the Annual Meeting. We currently are not aware of any other item that will require a shareholder vote.

Included with this mailing is a copy of our 2003 Annual Report to Shareholders, which includes our Annual Report on Form 10-K. The Annual Report includes our audited financial statements. Distribution of this Proxy Statement, the accompanying proxy form and voting instructions occurs on or about March 26, 2004 to holders of our Common Stock as of the record date for the Annual Meeting.

Voting Rights

Each share of our Common Stock is entitled to one vote on each proposal and with respect to each director position to be filled. There is no cumulative voting. To be eligible to vote on matters coming before the Annual Meeting, you must own our Common Stock on the record date. The Board has set the record date as the close of our business day on February 25, 2004 (“Record Date”). If you owned shares as of the Record Date, you may vote either in person at the Annual Meeting or by proxy. You may vote by proxy by completing a proxy card and mailing it in the postage paid envelope, by using a toll-free telephone number, or by voting over the Internet. Please refer to your proxy card or the information forwarded to you by your bank, broker or other holder of record to see which options are available to you. Your ability to vote by telephone or by the Internet will close at 8:59 p.m. Pacific time on April 30, 2004. If you choose to vote by mail, we must receive your proxy card prior to the Annual Meeting.

Voting by Proxy

Included in this packet is a proxy card. The Company is soliciting this proxy from you on behalf of its Board. The proxyholder(s), the person(s) designated in the proxy to cast your vote, also known as “proxies,” will vote your shares according to your instructions. If you return your proxy signed, but without directions, the proxyholders will vote your shares in accordance with the recommendations of our Board with regard to Items 1 through 4. If other matters come before the Annual Meeting that require a shareholder vote, the proxyholder will vote your shares in accordance with the recommendation of our management.

You have the right to revoke your proxy at any time up to the time your shares are voted. You have three ways to revoke your proxy. First, you may do so in writing. Please send your revocation to our Corporate

Secretary, StanCorp Financial Group, Inc., P. O. Box 711, Portland, OR 97207. Your written revocation must be received by April 30, 2004. Second, you can cast another valid proxy in writing, by telephone or over the Internet. Your vote will be cast in accordance with the latest valid proxy we have received from you. Third, you can revoke your proxy by voting in person at the Annual Meeting. If you choose to vote in person, please let our personnel know that you are revoking a previously given proxy and are now voting in person.

Votes Required

Pursuant to Oregon law, our Articles of Incorporation and our Bylaws, the election of nominees to our Board at the Annual Meeting requires a quorum. After achieving a quorum, the nominees receiving the highest number of votes cast in each class will be elected. Except as otherwise provided under Item 3 “Proposal to Approve the Amended 2002 Stock Incentive Plan,” for a proposal to pass at the Annual Meeting, the meeting must have a quorum and the proposal must receive more votes in its favor than were cast against it. Broker non-votes and abstentions will be treated as if the shares were present at the Annual Meeting, but not voting.

Cost of Proxy Solicitation

We pay the cost of soliciting proxies. Our directors, officers or employees may solicit proxies on our behalf in person or by telephone, facsimile or other electronic means. We have also engaged the firm of Georgeson Shareholder to assist us in the distribution and solicitation of proxies. We have agreed to pay Georgeson Shareholder a fee of $4,500 plus expenses for their services.

In accordance with the regulations of the Securities and Exchange Commission (“SEC”) and the NYSE, we will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of StanCorp Common Stock.

II.    MATTERS TO BE VOTED UPON

1.    Election of Directors

Under Oregon law and pursuant to our Articles of Incorporation and Bylaws, StanCorp’s business, property and affairs are managed under the direction of our Board. Members of our Board are kept informed of our business through regular discussions with our President and Chief Executive Officer (“CEO”) and other officers, by reviewing materials provided, through reliance on qualified experts in professional disciplines retained at the discretion of the directors, and by participating in meetings of the Board and its committees.

At the end of 2003, we had 14 directors. Our Board is divided into three classes of a nearly equal number of directors. Each class serves a three-year term in office. At this Annual Meeting, you will be requested to elect four Class II directors. Class II currently consists of five directors. One director, Barry J. Galt, will reach mandatory retirement age effective as of the 2004 Annual Meeting. The Board and management thank Mr. Galt for his many years of dedicated service to the Company. The other four members of Class II have all agreed to stand for re-election. The Board has adopted a resolution reducing the size of the Board to 13 members effective as of the Annual Meeting. Votes may not be cast for a greater number of director nominees than four. Class II directors, if elected, will serve until the Annual Meeting of Shareholders in 2007.

Our Board also serves as the Board of Directors of our principal subsidiary, Standard Insurance Company. Unless otherwise noted in the biographical information below, our directors serve on the same board committees of Standard Insurance Company as they do for StanCorp.

Directors in Classes

We have set forth below information, as of December 31, 2003, about each nominee and continuing director. This information includes the director’s age, positions held with us, principal occupation, business history for at least the last five years, committees of our Board on which the director serves, and other corporate directorships held.

Name	Age	Director Since(1)	Position Held	Term Expires
Class I
Virginia L. Anderson	56	1989	Director	2006
Richard Geary	68	1991	Director	2006
Peter O. Kohler, MD	65	1990	Director	2006
Eric E. Parsons	55	2002	President and CEO	2006

Class II
Jerome J. Meyer	65	1995	Director	2004
Ralph R. Peterson	59	1992	Director	2004
E. Kay Stepp	58	1997	Director	2004
Michael G. Thorne	63	1992	Director	2004

Class III
Frederick W. Buckman	57	1996	Director	2005
John E. Chapoton	67	1996	Director	2005
Wanda G. Henton	52	2002	Director	2005
Douglas T. Maines	51	2002	Executive Vice President	2005
Ronald E. Timpe	64	1993	Chairman	2005

(1)	Directors elected prior to 1999 served on the Board of Directors of Standard Insurance Company, and became directors of StanCorp Financial Group, Inc. during the reorganization in 1999.

Nominees for Election at the Annual Meeting

The Board has proposed the following individuals for election as Class II directors: Jerome J. Meyer, Ralph R. Peterson, E. Kay Stepp, and Michael G. Thorne, all of whom are current directors. Each nominee for election under Class II qualifies as an independent director under applicable NYSE rules. If elected, Class II directors will serve a three-year term of office to expire at the Annual Meeting of Shareholders in 2007 and until their successors are elected and qualified.

If any nominee should become unable to serve, the proxyholder will vote for the person or persons the Board recommends, if any. We have no reason to believe that any of the nominees is not available or would be unable to serve if elected.

Business History of Nominees for Election

Jerome J. Meyer—Mr. Meyer is the retired Chairman of the Board and Chief Executive Officer of Tektronix, Inc., a high technology company located in Beaverton, Oregon. From 1990 to 2001, Mr. Meyer was Chairman of the Board and Chief Executive Officer of Tektronix. Inc. Mr. Meyer serves on the Audit Committee and the Organization and Compensation Committee.

Ralph R. Peterson—Since 1991, Mr. Peterson has been Chairman, President and Chief Executive Officer of CH2M Hill Companies, Ltd., an engineering, design and consulting firm located in Denver, Colorado. Mr. Peterson is Chair of the Audit Committee and serves on the Organization and Compensation Committee.

E. Kay Stepp—From 1994 to 2002, Ms. Stepp was principal and owner of Executive Solutions, a management consulting firm in Portland, Oregon. From 1989 to 1992, Ms. Stepp was President and Chief

Operating Officer of Portland General Electric, an electric utility. Ms. Stepp is Chair of the Fiduciary Board of Providence Health System and also serves as a director of Planar Systems, Inc. and Franklin Covey Co. Ms. Stepp is Chair of the Organization and Compensation Committee and serves on the Nominating and Corporate Governance Committee.

Michael G. Thorne—Since 2002, Mr. Thorne has been Director and Chief Executive Officer of the Washington State Ferry System located in Seattle, Washington. From 1991 to 2001, Mr. Thorne was Executive Director of the Port of Portland, a regional port authority responsible for ownership and management of marine terminals, airports and business parks, located in Portland, Oregon. He maintains active ownership and management interest in the Thorne family farm near Pendleton, Oregon. Mr. Thorne serves on the Audit Committee and the Finance and Operations Committee.

Our Board of Directors recommends a vote FOR the above nominees for election as directors.

Business History of Continuing Directors

Virginia L. Anderson—Since 1988, Ms. Anderson has been the Director of the Seattle Center, a 74-acre, 31-facility urban civic center, located in Seattle, Washington. Ms. Anderson is Chair of the Nominating and Corporate Governance Committee and serves on the Finance and Operations Committee.

Frederick W. Buckman—Since 1999, Mr. Buckman has served as Chairman and Chief Executive Officer of Trans-Elect, Inc., an independent company engaged in the ownership and management of electric transmission systems, and as President of Frederick Buckman, Inc., a consulting firm located in Portland, Oregon. From 1994 to 1998, Mr. Buckman was President, Chief Executive Officer and Director of PacifiCorp, a holding company of diversified businesses, including an electric utility, based in Portland, Oregon. Mr. Buckman is Chairman of the Board of Celerity Energy in Portland, Oregon and a member of the Board of NxtPhase Corp. in Vancouver, British Columbia. Mr. Buckman serves as Lead Director of StanCorp and also sits on the Nominating and Corporate Governance Committee and the Organization and Compensation Committee.

John E. Chapoton—Since 2001, Mr. Chapoton has been a partner of Brown Investment Advisory and Trust Company in Washington, D.C. From 1984 to 2000, Mr. Chapoton was a partner in the law firm of Vinson & Elkins, serving as managing partner of the Washington, D.C. office of that firm through 1999. In 2002, Mr. Chapoton became a Director of Saul Centers, Inc., a Real Estate Investment Trust based in Bethesda, Maryland, the stock of which is traded on the NYSE. Mr. Chapoton serves on the Audit Committee and Finance and Operations Committee.

Richard Geary—Mr. Geary is a retired Executive Vice President of Peter Kiewit Sons’, Inc., a diversified construction company based in Omaha, Nebraska. He has been a director of Peter Kiewit Sons’ Inc. since 1988. From 1985 to 1998, Mr. Geary was President of Kiewit Pacific Company, a subsidiary based in Vancouver, Washington. He serves on the Audit Committee and the Finance and Operations Committee.

Wanda G. Henton—Since 1996, Ms. Henton has been Chair and Chief Executive Officer of Lloyd Bridge Advisory Corporation, a marketing and private placement consulting firm serving investment management organizations. From 1992 to 1995, Ms. Henton served as Senior Vice President of Lazard Freres, an international investment bank. Ms. Henton serves on the Finance and Operations Committee and the Nominating and Corporate Governance Committee.

Peter O. Kohler, MD—Since 1988, Dr. Kohler has been President of Oregon Health & Science University, located in Portland, Oregon. He is a director of the Portland Branch of the Federal Reserve Bank of San Francisco. Dr. Kohler serves on the Audit Committee and the Finance and Operations Committee.

Douglas T. Maines—Mr. Maines is Executive Vice President of StanCorp and President of the Employee Benefits Division of our principal subsidiary, Standard Insurance Company. Mr. Maines is also the President and CEO of the StanCorp subsidiary The Standard Life Insurance Company of New York. Prior to joining StanCorp, Mr. Maines held senior leadership positions with Liberty Mutual Insurance Company, Washington National Insurance Company and Unum Life Insurance Company.

Eric E. Parsons—Mr. Parsons is President and Chief Executive Officer of StanCorp and our principal subsidiary, Standard Insurance Company. Prior to his appointment as President and CEO, Mr. Parsons was President and Chief Operating Officer of StanCorp and Standard Insurance Company. He has also served as Chief Financial Officer and has held management positions in finance, investments, mortgage loans and real estate since joining the Company in 1968. Mr. Parsons is a commissioner of the Portland Development Commission, a special purpose government agency which fulfills the city’s urban renewal, housing and economic development functions.

Ronald E. Timpe—Since 1998, Mr. Timpe has been Chairman of the Board of Directors of StanCorp and our principal subsidiary, Standard Insurance Company. From 1994 to 2002, Mr. Timpe served as President and Chief Executive Officer of Standard Insurance Company and, upon its formation in 1998, StanCorp Financial Group, Inc.

2.    Proposal to Ratify Appointment of Independent Auditors

The Audit Committee of the Board has appointed Deloitte & Touche USA LLP, (“Deloitte & Touche”) as independent auditors for the year 2004. Although not required, our Board has determined that it is desirable to request ratification of this appointment by our shareholders. If ratification is not obtained, the Audit Committee will reconsider the appointment.

We have been advised that representatives of Deloitte & Touche will be present at the Annual Meeting. They will be afforded the opportunity to make a statement, and to respond to appropriate questions.

The aggregate fees billed by Deloitte & Touche for professional services rendered for the years 2003 and 2002 were as follows:

	2003	2002
Audit Fees	$643,000	$669,500
Audit-Related Fees	125,875	122,500
Tax Fees	68,141	83,061
All Other Fees	—	—

Total	$837,016	$875,061

Audit fees were paid for audits of the financial statements of the Company and its subsidiaries, review of its quarterly financial statements and, in 2002, for services related to the Company’s secured debt offering in that year. “Audit-related” fees were paid for audit of the Company’s employee benefit plans, a report on the procedures of the Retirement Plans Division (per Statement on Auditing Standards No. 70), and audits of certain real estate operating expenses.

Tax fees were paid for assistance related to an appeal with the Internal Revenue Service, and for the purchase of software produced by a Deloitte & Touche subsidiary that is used in the filing of the Company’s federal income tax return.

The Audit Committee has established a policy under which all audit and non-audit services performed by the independent auditors must be approved in advance by the Audit Committee or, if such pre-approval of a particular activity is not feasible, by the Chair of the Audit Committee. The tax fees listed above were paid pursuant to an earlier policy that provided pre-approval of payments up to $100,000 per year for tax-related services.

Our Board of Directors recommends a vote FOR ratification of Deloitte & Touche as the Company’s independent auditors for 2004.

3.    Proposal to Approve the Amended 2002 Stock Incentive Plan

In 2000, the Company granted awards of performance-based restricted stock for a four-year performance cycle pursuant to the 1999 Omnibus Stock Incentive Plan. Restricted stock awards are also authorized under the 2002 Stock Incentive Plan (the “2002 Stock Plan”). However, restricted stock awards granted under the 2002 Stock Plan currently are not eligible for treatment as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). See “Description of the Amended 2002 Stock Incentive Plan—Tax Consequences” below. The Board believes that performance-based compensation will continue to be an important factor in the Company’s ability to attract, retain and motivate qualified executives, and that the 2002 Stock Plan should be amended to permit full deductibility by the Company of amounts paid under these awards. Accordingly, on February 9, 2004, the Board adopted amendments to the 2002 Stock Plan, subject to shareholder approval, providing for grants of performance-based awards under the amended 2002 Stock Plan. Subject to shareholder approval, the Organization and Compensation Committee (the “Compensation Committee”) approved initial performance-based awards under the amended 2002 Stock Plan. See “New Plan Benefits.” In addition, shareholder approval of this proposal will constitute reapproval of the per-employee limit on grants of stock options under the 2002 Stock Plan of 250,000 shares annually. This reapproval is required every five years for continued compliance with regulations under Section 162(m) of the Code. See “Description of the Amended 2002 Stock Incentive Plan—Tax Consequences” below.

This proposal does not include any increase in the number of shares reserved for issuance under the 2002 Stock Plan. The complete text of the amended 2002 Stock Plan, marked to show the proposed amendments, is attached to this Proxy Statement as Appendix 1. The following description of the amended 2002 Stock Plan is a summary of certain provisions and is qualified in its entirety by reference to Appendix 1.

Description of the Amended 2002 Stock Incentive Plan

Eligibility.    Employees, officers and directors of the Company or any subsidiary of the Company, and selected non-employee agents, consultants, advisors, product salespersons and independent contractors of the Company or any parent or subsidiary of the Company, are eligible to participate in the amended 2002 Stock Plan.

Administration.    The amended 2002 Stock Plan is administered by the Board. The Board may delegate to a committee of the Board or to specified officers of the Company, or to both, any or all authority for administration of the amended 2002 Stock Plan. The Board has delegated to the Compensation Committee general authority for making awards under the amended 2002 Stock Plan.

Term of Plan; Amendments.    The amended 2002 Stock Plan will continue until all shares available for issuance under the amended 2002 Stock Plan have been issued and all restrictions on such shares have lapsed. However, no awards will be made under the amended 2002 Stock Plan on or after the 10th anniversary of the last action by the shareholders approving or reapproving the amended 2002 Stock Plan. The Board may at any time modify or amend the 2002 Stock Plan in any respect, however, no change in an award already granted shall be made without the written consent of the award holder if the change would adversely affect the holder.

Stock Options.    The Compensation Committee determines the persons to whom options are granted, the option price, the number of shares subject to each option, the period of each option and the time or times at which the options may be exercised and whether the option is an Incentive Stock Option, as defined in Section 422 of the Code (“ISO”), or an option other than an ISO (“Non–Statutory Stock Option” or “NSO”). The option price cannot be less than the fair market value of the Common Stock covered by the option on the date of grant. Options are exercisable in accordance with the terms of an option agreement entered into at the time of grant.

Restricted Stock.    The amended 2002 Stock Plan provides that the Compensation Committee may issue restricted stock in such amounts, for such consideration, and subject to such terms, conditions and restrictions as the Compensation Committee may determine. The amended 2002 Stock Plan limits the aggregate number of shares that may be issued as restricted stock or as payment under performance-based awards (as described below) to 350,000 shares.

Performance-Based Awards.    The Compensation Committee may grant performance-based awards denominated either in Common Stock or in dollar amounts. All or part of the awards will be earned if performance goals established by the Compensation Committee for the period covered by the award are met and the employee satisfies any other restrictions established by the Compensation Committee. The performance goals may be expressed as one or more targeted levels of performance with respect to one or more of the following objective measures with respect to the Company or any subsidiary, division or other unit of the Company: net income, earnings per share, net income or earnings per share excluding net after-tax net capital gains and losses, stock price increase, total shareholder return (stock price changes plus dividends), return on equity, return on assets, return on net assets, return on capital, return on investment, economic value added, revenues, premium revenues, income before income taxes, earnings before interest, taxes, depreciation and amortization (EBITDA), non-premium earnings, net investment income, and cash flows or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, and restructuring and special charges. Performance-based awards may be paid in cash or Common Stock and may be made as awards of restricted shares subject to forfeiture if performance goals are not satisfied. No employee may be granted in any fiscal year performance-based awards denominated in Common Stock under which the aggregate amount payable under the awards exceeds the equivalent of 75,000 shares of Common Stock or performance-based awards denominated in dollars under which the aggregate amount payable under the awards exceeds $2,000,000. The amended 2002 Stock Plan limits the aggregate number of shares that may be issued as payment under performance-based awards or as restricted stock to 350,000 shares. The payment of a performance-based award in cash will not reduce the number of shares reserved under the amended 2002 Stock Plan or the number of shares that may be issued as payment under performance-based awards or as restricted stock.

Changes in Capital Structure.    The amended 2002 Stock Plan authorizes the Compensation Committee to make appropriate adjustment in outstanding options and awards and in shares reserved under the amended 2002 Stock Plan in the event of a stock split, recapitalization or in certain other transactions. The Compensation Committee also has discretion to convert options, to limit the exercise period of outstanding options and to accelerate the vesting of options at any time.

Tax Consequences.    The following description is a summary of the federal income tax consequences of awards under the amended 2002 Stock Plan. Applicable state, local and foreign tax consequences may differ.

Under federal income tax law in effect as of the date of this Proxy Statement, an optionee will recognize no regular income upon grant or exercise of an ISO. The amount by which the market value of shares issued upon exercise of an ISO exceeds the exercise price, however, may, under certain conditions, be taxed under the alternative minimum tax. If an optionee exercises an ISO and does not dispose of any of the shares thereby acquired within two years following the date of grant and within one year following the date of exercise, then any gain realized upon subsequent disposition of the shares will be treated as income from the sale or exchange of a capital asset. If an optionee disposes of shares acquired upon exercise of an ISO before the expiration of either of the holding periods specified in the foregoing sentence (a “disqualifying disposition”), the optionee will realize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the option price or (ii) the excess of the fair market value of the shares on the date of disposition over the option price. Any additional gain realized upon the disqualifying disposition will constitute capital gain. The Company will not be allowed any deduction for federal income tax purposes at either the time of grant or the time of exercise of an ISO.

Upon any disqualifying disposition by an optionee, the Company will generally be entitled to a deduction to the extent the optionee realizes ordinary income.

Under federal income tax law in effect as of the date of this Proxy Statement, no income is realized by the grantee of an NSO until the option is exercised. At the time of exercise of an NSO, the optionee will realize ordinary income, and the Company will generally be entitled to a deduction, in the amount by which the fair market value of the shares subject to the option at the time of exercise exceeds the exercise price. The Company is required to withhold income taxes on such income if the optionee is an employee. Upon the sale of shares acquired upon exercise of an NSO, the optionee will realize capital gain or loss equal to the difference between the amount realized from the sale and the fair market value of the shares on the date of exercise.

An individual who receives a stock award under the amended 2002 Stock Plan will generally realize ordinary income at the time of receipt unless the shares are not substantially vested for purposes of Section 83 of the Code. Absent an election under Section 83(b), an individual who receives shares that are not substantially vested will realize ordinary income in each year in which a portion of the shares substantially vests. The amount of ordinary income recognized in any such year will be the fair market value of the shares that substantially vest in that year less any consideration paid for the shares. The Company will generally be entitled to a deduction in the amount includable as ordinary income by the recipient at the same time or times as the recipient recognizes ordinary income with respect to the shares. The Company is required to withhold income taxes on such income if the recipient is an employee.

Section 162(m) of the Code limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year. Under IRS regulations, compensation received through the exercise of an option will not be subject to the $1,000,000 limit if the option and the plan pursuant to which it is granted meet certain requirements. One requirement is shareholder approval at least once every five years of a per-employee limit on the number of shares as to which options may be granted. Shareholder approval of the amended 2002 Stock Plan will constitute reapproval of the per-employee limit under the 2002 Stock Plan previously approved by the shareholders. Other requirements are that the option be granted by a committee of at least two outside directors and that the exercise price of the option be not less than fair market value of the Common Stock on the date of grant. Accordingly, the Company believes that if this proposal is approved by shareholders, compensation received on exercise of options granted under the amended 2002 Stock Plan in compliance with all of the above requirements will continue to be exempt from the $1,000,000 deduction limit.

Under IRS regulations in effect as of the date of this Proxy Statement, compensation received through a performance-based award will not be subject to the $1,000,000 limit under Section 162(m) of the Code if the performance-based award and the plan meet certain requirements. One of these requirements is that shareholders approve the performance criteria upon which award payouts will be based and the maximum amount payable under awards, both of which are set forth in Section 8 of the amended 2002 Stock Plan. Other requirements are that objective performance goals and the amounts payable upon achievement of the goals be established by a committee of at least two outside directors and that no discretion be retained to increase the amount payable under the awards. The Company believes that, if this proposal is approved by the shareholders, compensation received on vesting of performance-based awards granted under the amended 2002 Stock Plan in compliance with all of the above requirements will not be subject to the $1,000,000 deduction limit.

New Plan Benefits

Subject to shareholder approval of the amended 2002 Stock Plan, on February 9, 2004 the Compensation Committee made performance-based awards under the amended 2002 Stock Plan which are summarized in the following table.

	Restricted Shares Granted	Cash Performance Units Granted	Performance or Other Period Until Maturation or Payout	2002 Stock Incentive Plan(1) Number of Shares and Units
Name and Position				Threshold	Target	Maximum
Eric E. Parsons President and Chief Executive Officer	10,900 10,900 10,900	7,200 7,200 7,200	2004 2005 2006	0 0 0	12,600 12,600 12,600	18,100 18,100 18,100

Douglas T. Maines Executive Vice President	5,700 5,700 5,700	3,800 3,800 3,800	2004 2005 2006	0 0 0	6,700 6,700 6,700	9,500 9,500 9,500

J. Gregory Ness Senior Vice President, Investments	2,000 2,000 2,000	1,300 1,300 1,300	2004 2005 2006	0 0 0	2,300 2,300 2,300	3,300 3,300 3,300

Cindy J. McPike Vice President and Chief Financial Officer	2,000 2,000 2,000	1,300 1,300 1,300	2004 2005 2006	0 0 0	2,300 2,300 2,300	3,300 3,300 3,300

Michael T. Winslow Vice President, General Counsel and Corporate Secretary	1,600 1,600 1,600	1,100 1,100 1,100	2004 2005 2006	0 0 0	1,800 1,800 1,800	2,700 2,700 2,700

Executive Officer Group (includes above 5 officers)	25,800 25,800 25,800	17,100 17,100 17,100	2004 2005 2006	0 0 0	29,800 29,800 29,800	42,900 42,900 42,900

Non-Executive Director Group	—	—	—	—	—	—

Non-Executive Employee Group	—	—	—	—	—	—

(1)	Approximately 60 percent of each participant’s performance-based award was granted in the form of Common Stock issued to the participant subject to forfeiture if continued employment and financial performance criteria are not met (“Restricted Shares”). Approximately 40 percent of each participant’s performance-based award was granted in the form of cash performance units which each represent the right to be paid in cash an amount equal to the value of one share of Common Stock at the time of payment, subject to the same employment and financial performance criteria applicable to the grants of Restricted Shares (“Performance Units”). Each Executive Officer received three awards: one based on 2004 performance, one based on 2005 performance, and one based on 2006 performance. The Compensation Committee established financial performance criteria for each year based on the Company’s net income per diluted share excluding after-tax net capital gains and losses (weighted at 50 percent), premium revenues (weighted at 35 percent) and income before income tax of all businesses other than life and disability insurance (weighted at 15 percent). The financial performance criteria established by the Compensation Committee require progressive annual improvement in financial performance in order for vesting of awards to occur. On February 15 following the end of each year, participants who are employed by the Company on that date (or whose employment terminated as a result of retirement, death or disability) are vested with respect to all or a portion of the Restricted Shares and Performance Units as determined according to the Company’s financial performance for that year. Notwithstanding the foregoing, the Compensation Committee may, in its sole discretion, reduce by up to 50 percent the calculated numbers of Restricted Shares and Performance Units that will vest based on circumstances relating to the performance of the Company or a participant. Upon a change in control (as defined) of the Company, all outstanding Restricted Shares and Performance Units will vest.

Existing Equity Compensation Plans

The Company currently has in effect three equity compensation plans, all of which have been approved by shareholders. These are the 1999 Omnibus Stock Incentive Plan, the 1999 Employee Share Purchase Plan and the 2002 Stock Plan. The shares to be issued subject to outstanding options and the shares otherwise available for issue under these plans as of December 31, 2003 are presented below:

Plan category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,147,409	$41.23	1,927,305

Equity compensation plans not approved by security holders	None	—	None

Under the 1999 Omnibus Stock Incentive Plan, 96,198 shares remained available for issuance as options or restricted stock as of December 31, 2003. Under the 1999 Employee Share Purchase Plan, there were 647,516 shares available for issuance. Under the 2002 Stock Plan there were 1,183,591 shares available to be issued, all of which could be issued as options, and 350,000 of which could be issued as restricted stock.

The Board unanimously recommends a vote FOR the proposal to approve the amended 2002 Stock Plan. For this proposal to pass at the Annual Meeting, at least a majority of the outstanding shares of Common Stock must be voted on the proposal, and a majority of the shares voted must be voted in favor of the proposal. Abstentions are counted as votes cast and have the effect of “no” votes on the proposal. Broker non-votes are not considered votes cast and have no effect on the results of the vote.

Our Board of Directors recommends a vote FOR this proposal.

4.    Shareholder Proposal Concerning the Nomination of Directors

Mr. O. Wendell Cockrell, 7430 SW 163 Place, Beaverton, Oregon, owner of 227 Common Shares of the Company, has given notice that he intends to present for action at the Annual Meeting the following resolution:

Resolved, That the following changes to election of directors be recommended for immediate action at the highest possible level.

(1) For each position of CORPORATE DIRECTOR to be filled by election or re-election, there shall be a minimum of 2 (two) nominees and these names shall appear on the ballots.

(2) Current Board of Directors shall specify the rules by which election or re-election results will be tabulated and decided before this recommendation becomes effective. These new rules shall be made public to all shareholders.

(3) The proposed new election rules shall become effective for the first election of Directors following January 1, 2005 and shall continue for all director elections and re-elections thereafter.

Reasons: “Corporate democracy” has become an oxymoron in most corporations. “Crony capitalism” may be a more appropriate term. Director selections are little more than so-called “free” elections found in most dictatorships. Currently, directors are “selected” by a hierarchy of incumbent directors and management. The body of shareholders is excluded from the final candidate-selection process. Because there is no opposition, shareholders may cast only the following choices: “FOR”, “AGAINST”, and “ABSTAIN”. Corporate directors take office unopposed and answer only to fellow directors, rather than the shareholders who actually own the corporation.

Board of Directors Statement in Opposition to Resolution

The Board believes the Company’s current procedure for the selection and nomination of directors is in the best interests of the Company and its shareholders, and that shareholders currently have a meaningful opportunity to participate in that process. Accordingly, the Board recommends a vote AGAINST this proposal.

Under the Company’s current procedures, which are summarized in this Proxy Statement, shareholders may submit nominees for director to the Board’s Nominating and Corporate Governance Committee (the “Nominating Committee”). The Nominating Committee, which is composed entirely of independent Board members as defined by NYSE standards, is charged with assessing the adequacy of the Board’s composition, including the individual and collective skills, experience, expertise, and other characteristics represented by the Company’s current directors. The Nominating Committee is further charged with reviewing director nominees based on the desired composition and size of the Board. In doing so, the Nominating Committee considers all director candidates, regardless of the source of their nomination.

Published in this Proxy is a description of the Company’s director recruitment and selection process and a summary of the qualities the Board expects director candidates to possess. In accordance with this procedure, the Nominating Committee, whenever it concludes that it would be prudent for the Company to add a new director, endeavors to identify the desired skills, knowledge, and diversity of experience that should be exhibited by the new director. Once these desired attributes have been identified, the Nominating Committee is responsible for locating and recruiting a qualified candidate. This process is indicative of the responsibility the Nominating Committee upholds on behalf of the Company’s shareholders, and we believe this process has resulted in a Board that has guided the Company to success for both its shareholders and customers.

Moreover, qualified individuals may be unwilling to stand for election and serve as directors if they are required to routinely subject themselves to election contests, and thus implementation of this proposal could make it more difficult to recruit qualified candidates.

We believe that the existing process for selecting and nominating director candidates is optimal for shareholders and has proven successful, and that shareholders currently have a meaningful opportunity to participate in the nomination and selection process.

Our Board of Directors recommends a vote AGAINST this proposal.

5.    Other Matters

Our Board knows of no other matters to be brought before the Annual Meeting. If other matters are presented, the persons named as proxies will vote on such matters as recommended by management.

III.    OTHER INFORMATION

Performance of the Company’s Common Stock

The following graph provides a comparison of the cumulative total shareholder return on the Company’s Common Stock, with the cumulative total return of the Standard & Poors (“S&P”) Life and Health Insurance Index, the S&P 500 Index and the S&P Insurance Group Index. The comparison assumes $100 was invested on April 16, 1999 in the Company’s Common Stock and in each of the foregoing indexes and assumes the reinvestment of dividends.

This graph covers the period of time beginning April 16, 1999, when our shares were first traded on the NYSE, through December 31, 2003.

Corporate Governance

Director Independence

Our Board is comprised of a majority of directors who qualify as independent directors under the listing standards of the NYSE. The Board reviews annually any relationship that each director has with the Company (either directly, or as a partner, shareholder or officer of an organization that has a relationship with the Company). Following such annual review, only those directors whom the Board affirmatively determines have no material relationship with the Company will be considered independent directors, with the understanding that the Board’s consideration regarding the materiality of the relationship will address both the individual and the Company.

Under Company and NYSE standards, each current director is independent except for Ronald E. Timpe, due to his recent tenure as CEO, and current employees Eric E. Parsons and Douglas T. Maines.

In July, 2003 the Board appointed Frederick Buckman, an independent director, to the newly-created position of Lead Director. The Lead Director provides leadership and counsel to the independent directors and, in conjunction with the Chairman, provides leadership to the Board in reviewing and deciding upon matters which exert major influence on the manner in which the Company’s business is conducted.

Committees of the Board

Our Board has four committees, the functions of which are discussed below. Each of these committees has a written charter. Charters for the Audit, Nominating and Corporate Governance, and Organization and Compensation Committees are available on the Company’s Web site, www.stancorpfinancial.com/investors. Print copies of these documents are available upon request to our Corporate Secretary, PO Box 711, Portland, Oregon 97207.

Audit Committee.    The Audit Committee met five times in 2003. It is the responsibility of the Audit Committee to: select the firm of independent public accountants; review the quality of the public accountants’ work; assure the independence of the public accountants; review the audit scope and plan; review and discuss with the public accountants their annual audit report and accompanying management letter and quarterly financial reviews; oversee the adequacy of the internal control structure; and review financial information that will be released publicly. The Audit Committee is empowered to retain independent accountants, legal counsel, and others, as necessary, to assist in carrying out its duties.

Members of the Audit Committee are Ralph R. Peterson, Chair, and Directors Chapoton, Geary, Kohler, Meyer and Thorne. The Board has determined that Ralph R. Peterson, Chair of the Audit Committee, meets the qualifications of and has been designated as the “audit committee financial expert” in accordance with the requirements of applicable SEC rules. Mr. Peterson is an independent director under applicable NYSE and SEC rules. For additional information concerning the Audit Committee’s responsibilities, see “Report of the Audit Committee.”

Finance and Operations Committee.    The Finance and Operations Committee met five times in 2003. It is the responsibility of the Finance and Operations Committee to: oversee the appropriate capital structure; approve operational plans and budgets; oversee the investment policy and review and approve investment reports; make periodic recommendations regarding dividends; and counsel the Board regarding acquisitions, divestitures and other business combinations. The Committee Chair reviews financial information that will be released publicly. Members of the Finance and Operations Committee are Barry Galt, Chair, and Directors Anderson, Chapoton, Geary, Henton, Kohler and Thorne.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee met five times in 2003. It is the responsibility of the Nominating and Corporate Governance

Committee to: review the organization and structure of the Board; review the qualifications of and recommend candidates for the Board and its committees; and review the effectiveness of the Board and oversee the ethics and compliance programs. Members of the Nominating and Corporate Governance Committee are Virginia Anderson, Chair, and Directors Buckman, Galt, Henton and Stepp.

Organization and Compensation Committee.    The Organization and Compensation Committee met five times in 2003. It is the responsibility of the Organization and Compensation Committee to: review executive compensation and recommend changes, as appropriate; develop and administer an overall compensation policy; monitor the performance of the CEO; oversee CEO and senior executive succession planning; oversee stock option and stock purchase plans; review organizational changes recommended by the CEO; and review Board compensation. Members of the Organization and Compensation Committee are E. Kay Stepp, Chair, and Directors Buckman, Meyer and Peterson.

Board and Committee Meetings

In 2003, our full Board met five times, and executive sessions of the Board were held at each meeting. Executive sessions are chaired by our Lead Director and take place without the presence of the CEO, other officers, or directors who are not independent under applicable NYSE and Company director independence standards. Each director attended 80 percent or more of the aggregate number of Board meetings and meetings of committees of which he or she was a member. Directors are strongly encouraged to attend each annual meeting of shareholders, and all directors of the Company attended the 2003 Annual Meeting of Shareholders.

Communications with the Board of Directors

Our Board may be contacted by writing to:

Lead Director

c/o Corporate Secretary, P17A

StanCorp Financial Group, Inc.

PO Box 711

Portland, Oregon 97207

All shareholder communications and interested party concerns will be reviewed by the Lead Director.

Director Nominations

StanCorp endeavors to maintain a Board of Directors representing a broad spectrum of expertise, background, perspective and experience. In addition, a candidate for service on the Board of the Company should possess the following qualities:

A.	Sound judgment, good reputation and integrity, and should be a person of influence who is recognized as a leader in his/her community.

B.	A keen sense of the responsibilities of directorship and the ability to take a long-term, strategic view.

C.	The willingness and availability to attend at least 75 percent of all Board and committee meetings and to study background material in advance, and to otherwise fully perform all of the responsibilities associated with serving as a Director of the Company.

D.	An understanding of conflicts of interest and the willingness to disclose any real or potential conflict that would prevent or influence his/her acting as a Director in trust for shareholders of the Company.

E.	Be or become a shareholder of the Company. The candidate should have a positive conviction concerning the businesses of the Company, and be committed to serving the long-term interests of the Company’s shareholders.

F.	Be currently or formerly actively engaged in business, professional, educational or governmental work. Successful experience leading large organizations is preferred, as is ability, skills or experience in some or all of the following areas:

i)	expertise in financial accounting and corporate finance,

ii)	an understanding of management trends in general,

iii)	knowledge of the Company’s industry,

iv)	leadership skills in motivating high-performance talent, and

v)	the ability to provide strategic insight and vision.

G.	The willingness at all times to express ideas about matters under consideration at Board meetings. The candidate should have the ability to dissent without creating adversarial relations among Board members or management.

H.	The ability to meet any requirement of the Oregon Business Corporation Act and, to the extent applicable, of the Oregon Insurance Code.

I.	A reputation and a history of positions or affiliations befitting a director of a large publicly held company.

In conjunction with the Board’s annual self-assessment process, the Board will discuss the adequacy of the Board’s composition, including the number of directors as well as the skills, experience, expertise and other characteristics represented by the directors individually and collectively. Based upon this process the Board will determine whether the Company should add one or more additional directors. If such a determination is made, the Board will develop a pool of nominees to be considered for each additional position.

Candidate Recommendations and Identification Process

Director or Officer Recommends a Potential Candidate.    If a director or Executive Officer of the Company wishes to recommend a particular candidate for the Board, he or she will provide the Company with the name of the candidate as well as a brief description of the candidate’s current status, relevant experience and qualifications, contact information, and any other pertinent and available information. This information should be communicated in writing or verbally to the Nominating and Corporate Governance Committee Chair (“Nominating Committee Chair”).

The Nominating Committee Chair will arrange to discuss the merits of the candidate with the Nominating and Corporate Governance Committee. This discussion may result in the formulation of a recommendation to the full Board whether to consider the candidate, follow up for more information regarding the candidate, or reject the candidate. Following discussion, the full Board will determine whether to reject or add the individual to the pool of eligible candidates.

The director or Executive Officer making the nomination will be kept regularly apprised of any discussions and actions taken with respect to such nominee.

Search Firm.    The Company may elect to retain a search firm to identify potential candidates. The decision to retain a search firm shall be made by the Nominating and Corporate Governance Committee in consultation with the full Board. Any such search firm shall be formally retained by the Company’s Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will also be responsible for reviewing and approving all fees and expenses charged by the firm.

The Nominating Committee Chair will coordinate communications with the search firm, and arrange to discuss the merits of any candidate recommended by the search firm with the Nominating and Corporate Governance Committee. This discussion may result in the formulation of a recommendation to the full Board whether to consider the candidate, follow up for more information regarding the candidate, or reject the candidate. Following discussion, the full Board will then determine whether to reject or add the individual to the pool of eligible candidates.

Shareholder Recommends a Potential Candidate.    In accordance with the procedures set forth below, shareholders and other interested parties may propose director candidates for consideration by the Nominating and Corporate Governance Committee. Consistent with the Nominating and Corporate Governance Committee’s procedures for screening all candidates, such nominees are expected to embody the attributes listed above. In reviewing candidates referred by shareholders or other interested parties, the Nominating and Corporate Governance Committee will also give due consideration to any desired skills, experience, expertise or other characteristics as identified by the Board in its annual self-assessment process.

Shareholders and interested parties may recommend director candidates to the Nominating and Corporate Governance Committee by writing the Company’s Corporate Secretary at PO Box 711, Portland, Oregon 97207. Such recommendations will be accepted in the month of June of each year, and should be accompanied by the candidate’s name and information regarding his or her qualifications to serve as a director of the Company.

Following receipt of such a recommendation, the Nominating Committee Chair will coordinate necessary communications with the nominee and nominating shareholder or interested party, and arrange to review the qualifications and discuss the merits of the candidate with the Nominating and Corporate Governance Committee. This discussion may result in the formulation of a recommendation to the full Board whether to consider the candidate, follow up for more information regarding the candidate, or reject the candidate. Following discussion, the full Board will then determine whether to reject or add the individual to the pool of eligible candidates.

As set forth below in “Shareholder Nominations and Proposals for 2005,” the Company’s bylaws also provide shareholders with a separate process by which director candidates can be nominated for election at an annual meeting of shareholders.

Interview and Selection Process.    The Nominating and Corporate Governance Committee, in consultation with the full Board, shall determine whether to interview any individuals in the pool of eligible director candidates.

Following the interview process, the Nominating Committee Chair will lead a discussion with the Nominating and Corporate Governance Committee regarding the relative merits and qualifications of the candidates and whether the Company should extend an offer to any such candidate. The Nominating and Corporate Governance Committee will, in turn, develop a recommendation to the full Board in that regard. No offer will be extended to a director candidate unless the candidate has been discussed with the full Board and the full Board has approved making such offer.

The Nominating Committee Chair shall, in the course of regularly scheduled Board meetings, keep the full Board informed of all significant developments in regard to the director interview and selection process. The Nominating Committee Chair shall also regularly consult with the Company’s CEO in regard to the need for new directors, the qualifications of director candidates, and any recommendations regarding such candidates. Any final decisions in that regard, however, are to be made by the Board in their sole discretion.

Additional Materials Available Online

We invite shareholders and other interested parties to view the Company’s Corporate Governance Guidelines, Codes of Business Conduct and Ethics for the Board of Directors, senior officers and employees, as well as other documentation concerning our Board and governance structure at www.stancorpfinancial.com/investors. Print copies of these documents are available upon request to Shareholder Relations, PO Box 711, Portland, Oregon 97207.

Committee Reports

Report of the Organization and Compensation Committee

This report was prepared by the Organization and Compensation Committee of the Company’s Board of Directors (“Compensation Committee”). The Compensation Committee advises management and exercises authority with respect to compensation and benefits afforded the CEO, Executive Officers and the Board of Directors. The Compensation Committee also oversees all of the Company’s broad-based compensation and benefit programs.

Overview.    The Company’s compensation program is designed to attract, retain and motivate highly talented individuals whose abilities are critical to the success of the Company. The Company’s compensation program is guided by the following fundamental principles:

•	compensation is based on the level of job responsibility, the performance of the Company and business operations for which the officer is responsible, and the performance of the individual;

•	total compensation levels are designed to be competitive with compensation paid by organizations with which the Company competes for executive talent; and

•	compensation should align the interests of officers with those of the Company’s shareholders by basing a significant part of total compensation on the long-term performance of the Company’s Common Stock.

In 2003, the Compensation Committee reviewed the compensation program to ensure it continues to serve the overall objectives of the Company. This review included a comprehensive report from an independent consulting firm, which assessed the effectiveness of the compensation program. As part of this analysis, the Compensation Committee reviewed the Company’s performance and compared it to the performance of a group of comparable companies. This annual compensation review permits an ongoing evaluation of the link between organizational performance and its compensation practices within the context of the compensation programs of comparable companies.

To establish a competitive range of base salary and short- and long-term incentive compensation, the Compensation Committee reviews competitive market data from surveys, information from comparable companies, historical Company practices and the recommendations of independent compensation specialists, who are retained and compensated at the discretion of the Compensation Committee. The resulting decisions regarding compensation levels are based on competitive market practices, the officer’s level of responsibility, the strategic decision-making requirements of the position and individual performance as measured against stated objectives. The Compensation Committee believes that the long-term focus on organizational performance brought about by the compensation principles keeps management focused on strategies that position the Company for sustained growth in earnings and return on equity (“ROE”), where ROE is defined as net income, excluding after-tax net capital gains and losses, divided by average shareholders’ equity excluding accumulated other comprehensive income or loss.

Compensation Components.    In establishing executive compensation, the various components of compensation are considered collectively in order to properly assess the appropriateness of the Company’s program relative to the attainment of its objectives. The Company’s compensation program consists of two key elements: (i) an annual component, which includes base salary and annual bonus, and (ii) a long-term component, which includes stock options and restricted stock.

Annual Component.    In 2003, annual compensation for officers of the Company consisted of two components—base salary and a cash payment under the Company’s Short Term Incentive Program (“STIP”). The base salaries for Executive Officers and the CEO were determined by the Compensation Committee based on each individual’s performance and, as previously discussed, the Company’s performance and the range of compensation of Executive Officers with similar responsibilities in comparable companies.

Annual bonuses paid to officers under the STIP are a significant element of the Company’s executive compensation program. The STIP is designed to reward participants for the achievement and success of general corporate goals and to recognize and reward their individual performance in achieving such goals.

Under the STIP, each officer of the Company is assigned annual performance goals that may relate to aspects of his or her job performance, the results attained in a division, department or other business unit for which that officer is responsible and overall corporate financial results. The financial criteria used to measure results may include sales or revenue targets, business unit expense targets and specially crafted measures at the departmental and divisional levels and after-tax operating income, earnings growth and ROE at the corporate level. Performance criteria may combine objective and subjective elements, and contain a discretionary component. No payout is possible unless certain minimum threshold goals are met.

The Compensation Committee is responsible for determinations regarding performance goals for the CEO and those officers who report directly to him. All other determinations for employees below the Executive Officer level are made by the appropriate officers and employees subject to the approval of the Compensation Committee. In 2003, each Executive Officer (other than Mr. Parsons and Mr. Maines) had a targeted annual payout of 50%, with a maximum of 75% of base salary. The targeted annual payout for Mr. Parsons was 75% of base salary, with a maximum payout of 112.5%. Mr. Maines’ target payout was 60%, with a maximum to 90% of base salary.

Long-Term Compensation.    The long-term incentive component of the Company’s executive compensation program currently consists of awards under the 1999 Omnibus Stock Incentive Plan (“1999 Stock Plan”) and the 2002 Stock Plan. These incentives are designed to reinforce management’s long-term focus on corporate performance and provide an incentive for key executives to remain with the Company for the long term.

Awards under the 1999 and 2002 Stock Plans have been a significant element of the Company’s executive compensation program. Compensation derived from stock ownership provides a strong incentive to increase shareholder value, since the ultimate value of this compensation is determined by an increase in the price of the Company’s Common Stock over the term of each award. To date, awards under the 1999 and 2002 Stock Plans have taken the form of stock options and restricted stock awards.

Stock options, a principal form of long-term incentive compensation, promote executive retention because they carry multiple-year vesting periods and, if not exercised, are generally forfeited if the employee leaves the Company before retirement or vesting occurs. Stock options, granted at the fair market value on the date of grant and with terms not to exceed 10 years, are designed to keep management and professional employees oriented to long-term growth rather than short-term profits. Awards are granted subjectively at the discretion of the Compensation Committee based on a variety of factors, including a recipient’s demonstrated past and expected future performance, a recipient’s level of responsibility within the Company and his or her ability to affect shareholder value. In making awards, the Compensation Committee considers various measures of option valuation and current comparator group equity practices.

The Company made stock option awards to the CEO and the four other most highly compensated Executive Officers in 2003 as follows: 60,000; 16,000; 12,500; 12,500; and 7,500 for Parsons, Maines, McPike, Ness, and Winslow, respectively.

The Company made performance-based restricted-stock awards in 2000 intended to cover a four-year period. The performance-based restricted stock program was intended to measure and reward management’s efforts to improve the Company’s ROE during the four-year time period 2000-2003. Forfeiture restrictions were incrementally released from shares as the Company attained annual ROE targets between 10.5 percent and 15 percent. Failure to meet ROE goals during the time period 2000-2003 resulted in the forfeiture of shares which had not been released. Certain provisions permitted adjustment to increase or decrease the number of shares released upon attainment of intermediate ROE targets during the program. In 2002, Mr. Parsons and Mr. Maines each received an award of an additional 17,000 restricted shares on terms matching the terms of their remaining unvested awards under the 2000-2003 program, thereby doubling the number of shares they could receive based on the Company’s ROE performance in the last two years of the program.

In 2003, the Company also awarded 2,000 shares of tenure-based restricted stock each to Ms. McPike and Mr. Winslow. These shares will vest provided each is an employee of the Company on February 10, 2007.

In 2004, the Company intends to rely on stock options and restricted stock as the primary means of long-term compensation, believing compensation in the form of stock ownership increases long-term value for the stockholders while compensating individual employees for superior performance. Pursuant to the amended 2002 Stock Plan, performance-based restricted stock awards and related cash performance units (designed to provide cash to cover taxes due upon vesting) were granted in 2004 subject to one- two- and three-year forfeiture restrictions which will be incrementally released as the Company attains pre-approved targets. These awards are subject to shareholder approval of the amended 2002 Stock Plan (see Item 3, “Proposal to Approve the Amended 2002 Stock Incentive Plan.”) This new performance-based share plan is again designed to align executive compensation with the Company’s financial targets and strategic plan, and will provide for a range of potential payouts based upon actual performance.

Deductibility Cap on Executive Compensation.    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for annual compensation over $1 million paid to their CEO and certain other highly compensated Executive Officers. The Internal Revenue Code generally excludes from the calculation of the $1 million cap, compensation that is based on the attainment of pre-established, objective performance goals. Where practicable, it is the policy of the Compensation Committee to establish compensation practices that are both cost-efficient from a tax standpoint and effective as a compensation program. However, the Compensation Committee considers it important to be able to utilize the full range of incentive compensation, even though some compensation may not be fully deductible, and has done so in the past with respect to the CEO. Non-statutory stock option compensation received under the 2002 Stock Plan and performance based awards under the proposed amended 2002 Stock Plan are intended to qualify for exclusion from the Section 162(m) limitations.

Chief Executive Officer Compensation.    The CEO’s compensation for 2003 was determined pursuant to the same philosophy and objectives described earlier in this report and includes the same elements and performance measures as provided for the Company’s other senior executives. Under the STIP, the CEO’s annual targeted payment is between 75% and 112.5% of base salary. For 2003, the Compensation Committee approved Mr. Parsons’ base salary of $575,000. In addition, the Compensation Committee approved a cash bonus relating to 2003 performance of $555,235 under the STIP and a stock option grant of 60,000 shares. Based upon a 2003 ROE of 14.1%, Mr. Parsons vested for an additional 28%, or 14,000 shares, of the restricted shares held pursuant to the 2000-2003 performance-based restricted stock program. The Board has approved the Compensation Committee’s compensation decisions. In awarding compensation, the Compensation Committee took note of Mr. Parsons’ continued and substantial contributions to the Company’s performance as measured against the Company’s goals and its peer group’s performance, in particular the total return to shareholders and progress in improving the Company’s ROE.

Summary.    Subject to the oversight of the Board, the Compensation Committee is responsible for the overall review, monitoring and approval of all compensation decisions affecting the Company’s Executive Officers. The Compensation Committee actively monitors the effectiveness of the executive compensation program and, from time to time, reviews the program against the principles set forth in this report and makes modifications it believes to be appropriate.

Organization and Compensation Committee:
E. Kay Stepp, Chair	Jerome J. Meyer
Frederick W. Buckman	Ralph R. Peterson

Report of the Audit Committee

Overview.    The Audit Committee operates pursuant to a Charter approved by the Board, a copy of which is attached as Appendix 2 to this Proxy Statement. The Audit Committee reports to the Board and is responsible for providing independent review and oversight of the Company’s accounting and financial reporting processes and internal controls, and overseeing the independent auditor’s appointment, compensation, qualifications, independence, and performance. The Audit Committee also reviews financial information that will be released to the public. The Audit Committee Charter sets out the responsibilities, authority, and specific duties of the Audit Committee. The Charter specifies, among other things, the purpose and membership requirements of the Audit Committee, as well as the relationship of the Audit Committee to the independent accountants, the Internal Audit department, and management of the Company. All members of the Audit Committee are independent, as that term is defined by the SEC and in the listing requirements of the NYSE.

Report of the Audit Committee.    The Audit Committee reports as follows with respect to the Company’s audited financial statements for the year ended December 31, 2003:

•	the Audit Committee has completed its review and discussion of the Company’s audited financial statements with management;

•	the Audit Committee has discussed with the independent auditors, Deloitte & Touche, the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, Communication with Audit Committees, as amended by SAS No. 90, Audit Committee Communications, including matters related to the conduct of the audit of the Company’s financial statements;

•	the Audit Committee has received written disclosures, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, indicating all relationships, if any, between the independent auditor and its related entities and the Company and its related entities which, in the auditor’s professional judgment, reasonably may be thought to bear on the auditor’s independence. The Audit Committee has reviewed the letter from the independent auditors confirming that, in its professional judgment, it is independent from the Company, and has discussed with the auditors the auditor’s independence from the Company; and

•	the Audit Committee has, based on its review and discussions with management of the Company’s 2003 audited financial statements and discussions with the independent auditors, recommended to the Board that the Company’s audited financial statements for the year ended December 31, 2003 be included in the Company’s Annual Report on Form 10-K.

Audit Committee:
Ralph R. Peterson, Chair	Peter O. Kohler, MD
John E. Chapoton	Jerome J. Meyer
Richard Geary	Michael G. Thorne

Share Ownership of Directors and Officers

The following table sets forth information regarding the beneficial ownership, as of December 31, 2003, of our Common Stock by each director and nominee, the CEO and certain Executive Officers, and by directors, nominees and Executive Officers as a group. Any restricted shares held by an officer are included. The table also includes stock options that vested on or before March 1, 2004. Except as otherwise noted, the named individual or family members had sole voting and investment power with respect to such securities.

	Common Stock Beneficially Owned
Name	Direct		Vested Options	% of Class
Virginia L. Anderson	1,744		8,000	*
Frederick W. Buckman	6,607		6,500	*
John E. Chapoton	1,495		8,000	*
Richard Geary	20,352		8,000	*
Wanda G. Henton	345		4,000	*
Peter O. Kohler, MD	1,495		8,000	*
Jerome J. Meyer	3,688		8,000	*
Ralph R. Peterson	1,446	(1)	8,000	*
E. Kay Stepp	1,409		8,000	*
Michael G. Thorne	2,452		8,000	*
Ronald E. Timpe	117,735		115,000	*
Eric E. Parsons	55,727	(2)	74,000	*
Douglas T. Maines	53,682	(2)	50,000	*
J. Gregory Ness	17,101		45,250	*
Cindy J. McPike	7,863	(3)	12,375	*
Michael T. Winslow	8,676	(3)	7,500	*
Executive Officers and Directors as a Group (20 Individuals)	337,127		446,687	2.61%

*	Denotes less than one percent.
(1)	Includes 52 shares owned by Mr. Peterson’s spouse.
(2)	Includes 8,000 shares of tenure-based restricted stock each for Mr. Parsons and Mr. Maines, which assuming continued employment, 2,000 shares will vest on February 5, 2005; 4,000 shares will vest on May 13, 2005; and 2,000 shares will vest on February 11, 2006.
(3)	Includes 2,000 shares of tenure-based restricted stock each for Ms. McPike and Mr. Winslow, which assuming continued employment, will vest on February 10, 2007.

Shares owned on December 31, 2003 included 41,676 performance-based restricted shares that were forfeited on February 15, 2004, including: 13,500; 9,000; 9,000; 2,250; 1,713; and 1,713 for Timpe, Parsons, Maines, Ness, McPike, and Winslow respectively.

There are no shareholders of the Company known to management to be beneficial owners of more than 5 percent of our Common Stock. Under Oregon law, no individual or group of individuals may own 5 percent or more of our voting shares for the first five years from the effective date of our reorganization on April 21, 1999, unless they first receive permission to do so from the Director of the Oregon Department of Consumer and Business Services.

Our Board believes it is important for the Company’s Executive Officers to own significant amounts of Company stock. This enhances the alignment of the Company’s Executive Officers with the interests of the Company’s shareholders, and demonstrates a commitment to the Company’s long-term financial success. In that regard, our Board has developed stock ownership guidelines for the Executive Officer group ranging from a multiple of four times base salary for the President and CEO to two times for other Executive Officers. For purposes of these guidelines, ownership will be measured over a rolling 24 month period. It is anticipated that targeted ownership levels will be met over time largely by means of acquisitions through company compensation plans such as the Long Term Incentive Program (“LTIP”) discussed herein.

Compensation of Directors and Officers

Directors’ Compensation.    Each director who is not an employee of StanCorp or Standard Insurance Company receives an annual retainer fee of $25,000 and a $1,000 meeting fee for each Board meeting and committee meeting attended. Each chair of a Board committee receives an additional annual retainer of $3,000. The retainer is paid quarterly one-half in cash and one-half in StanCorp Common Stock. Additionally, each director receives an annual option to purchase 4,000 shares of Common Stock at fair market value on the date of grant, which is on the date of our Annual Meeting. These options vest in one year from the date of the grant. Directors who are employees of the Company do not receive additional compensation for their service on the Board.

In 2003, the Board approved annual retainer fees for our Lead Director and Chairman of $50,000 and $100,000, respectively. As with other directors, the Lead Director and Chairman receive annual options to purchase 4,000 shares of Common Stock. A Chairman who is an employee of the Company would not receive additional compensation for serving as Chairman.

We reimburse directors for all travel and other expenses. Our directors receive only one retainer for serving on StanCorp’s and Standard Insurance Company’s boards and one meeting fee for joint meetings of StanCorp’s and Standard Insurance Company’s boards and committees.

Officers’ Compensation.    The information set forth below describes the components of total compensation of the CEO and the four other most highly compensated Executive Officers (collectively, the “Named Executives”) of the Company or its subsidiaries. For bonus and LTIP payout compensation, the Company reports amounts with respect to the year in which they are earned, even if paid in subsequent periods.

Summary Compensation Table

Long Term Compensation
					Awards		Payouts
		Annual Compensation			Restricted Stock Awards ($)(2)	Stock Options (#)	LTIP Payouts ($)(3)	All Other Compensation ($)(4)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other ($)(1)
Eric E. Parsons President and Chief Executive Officer	2003 2002 2001	575,000 435,385 320,000	555,235 336,570 214,536	16,100 13,697 6,541	— 330,240 85,000	60,000 36,000 16,000	943,600 525,360 211,200	2,322 10,896 16,992

Douglas T. Maines Executive Vice President(5)	2003 2002 2001	455,000 403,590 320,000	290,745 311,786 195,000	16,100 13,780 6,480	— 330,240 85,000	16,000 36,000 16,000	943,600 525,360 211,200	32,377 19,242 16,560

J. Gregory Ness Senior Vice President, Investments	2003 2002 2001	257,500 245,000 230,500	154,500 154,043 123,027	4,025 3,680 3,483	— — —	12,500 12,500 12,500	235,900 131,340 105,600	1,485 7,407 10,789

Cindy J. McPike Vice President and Chief Financial Officer(6)	2003 2002 2001	235,000 167,691 122,500	164,500 75,943 15,000	3,065 2,400 —	97,620 — —	12,500 12,000 3,000	179,688 77,419 —	389 262 172

Michael T. Winslow Vice President, General Counsel and Corporate Secretary(7)	2003 2002 2001	235,000 210,000 87,346	162,150 137,130 48,127	3,065 2,590 2,400	97,620 — —	7,500 7,500 3,750	179,688 100,057 80,573	1,725 464 132

(1)	Other compensation consists of dividends paid on unvested performance-based restricted shares held by Named Executives.
(2)	Restricted stock awards represent the number of tenure-based restricted shares awarded to the Named Executive multiplied by the market value per share on the date of award. At December 31, 2003, Mr. Parsons and Mr. Maines each held 8,000 tenure-based restricted shares valued at $503,040 which will vest in 2005 (6,000 shares) and 2006 (2,000 shares). Ms. McPike and Mr. Winslow each held 2,000 shares valued at $125,760 that will vest in 2007. The holders of this stock receive any dividends that are paid with respect to these shares.
(3)	LTIP Payouts for each year represent the value of shares that vested based on the Company’s ROE performance for the year under the terms of the Company’s 2000-2003 performance-based restricted stock program. In 2003, the Company’s ROE was 14.1%, resulting in the vesting of 14,000; 14,000; 3,500; 2,666 and 2,666 shares for Parsons, Maines, Ness, McPike, and Winslow respectively.
(4)	Amounts shown include matching contributions credited to the accounts of the Named Executives under Standard Insurance Company’s non-qualified deferred compensation plans and imputed income from the Company’s group life insurance plan. Amounts of imputed income for 2003 for group term life contributions are: $2,322; $1,242; $810; $389 and $667 for Parsons, Maines, Ness, McPike, and Winslow respectively. Company matching amounts contributed to the non-qualified plan in 2003 are: $31,135 for Maines; $675 for Ness; and $1,058 for Winslow.
(5)	Mr. Maines is Executive Vice President of StanCorp Financial Group, and President of the Employee Benefits Division of Standard Insurance Company.
(6)	Ms. McPike became Vice President and Chief Financial Officer on July 24, 2002.
(7)	Mr. Winslow became Vice President, General Counsel and Corporate Secretary on July 5, 2001.

2003 Option Grants

Name	Individual Grants				Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/per share)	Expiration Date
					5% ($)	10% ($)
Eric E. Parsons	60,000	26.22	48.81	2/10/2013	1,841,781	4,667,434
Douglas T. Maines	16,000	6.99	48.81	2/10/2013	491,142	1,244,649
J. Gregory Ness	12,500	5.46	48.81	2/10/2013	383,704	972,382
Cindy J. McPike	12,500	5.46	48.81	2/10/2013	383,704	972,382
Michael T. Winslow	7,500	3.28	48.81	2/10/2013	230,223	583,429

(1)	The options were granted on February 10, 2003 and vest in four equal installments on the first four anniversaries of the grant date. Vesting will accelerate in certain circumstances if employment terminates following a change of control. See “Certain Relationships and Related Transactions” below.
(2)	Potential realized value at expiration is based on an assumption that the share price of Common Stock appreciates at the rate shown (compounded annually) from the date of the grant until the end of the 10-year term.

2003 Option Exercises and Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Securities Underlying Unexercised Options at 12/31/03 (#)		Value of Unexercised In-the-Money Options at 12/31/03 ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Eric E. Parsons	10,000	394,950	51,000	95,000	1,631,650	1,256,060
Douglas T. Maines	21,000	835,849	38,000	51,000	1,101,835	636,980
J. Gregory Ness	—	—	35,875	15,625	1,227,820	223,563
Cindy J. McPike	—	—	8,250	23,000	192,175	318,660
Michael T. Winslow	—	—	3,750	15,000	57,450	201,450

(1)	Potential unrealized value is (i) the value of a share of Common Stock at December 31, 2003 ($62.88) less the option exercise price, times (ii) the number of shares covered by the options.

Standard Retirement Program.    Each of the Named Executives participates in both the Standard Insurance Company Retirement Plan for Home Office Personnel and the Supplemental Retirement Plan for Senior Executives (the “Retirement Plans”).

The following table sets forth the benefits payable, assuming retirement at age 65, to participants in the Retirement Plans at the levels of compensation and the periods of service contained therein. Actual benefits payable to executives may be up to $1,000 per year less than the amount shown due to the effect of an additional variable in the benefit formula.

Annual Retirement Plan Benefits

High 5-Year Average Remuneration	Annual Benefit at Age 65 for Years of Service
	15	20	25	30	35
$150,000	$35,078	$46,853	$58,628	$70,403	$82,178
200,000	47,078	62,853	78,628	94,403	110,178
250,000	59,078	78,853	98,628	118,403	138,178
300,000	71,078	94,853	118,628	142,403	166,178
350,000	83,078	110,853	138,628	166,403	194,178
400,000	95,078	126,853	158,628	190,403	222,178
450,000	107,078	142,853	178,628	214,403	250,178
500,000	119,078	158,853	198,628	238,403	278,178
550,000	131,078	174,853	218,628	262,403	306,178
600,000	143,078	190,853	238,628	286,403	334,178
650,000	155,078	206,853	258,628	310,403	362,178
700,000	167,078	222,853	278,628	334,403	390,178
750,000	179,078	238,853	298,628	358,403	418,178
800,000	191,078	254,853	318,628	382,403	446,178
850,000	203,078	270,853	338,628	406,403	474,178
900,000	215,078	286,853	358,628	430,403	502,178
950,000	227,078	302,853	378,628	454,403	530,178
1,000,000	239,078	318,853	398,628	478,403	558,178

The benefits shown in the above table are payable in the form of a straight life annuity with annualized cost of living increases not to exceed a cumulative limit of 3% of the original benefit amount for each year after retirement. Benefits payable under the Retirement Plans are not subject to offset for Social Security benefits. Compensation taken into account under the Retirement Plans is the average monthly compensation paid to a participant during the consecutive 60-month period over the most recent 120-month period that produces the highest average compensation. For this purpose, compensation is the total of base salary and short-term incentive bonus in the year accrued.

As of December 31, 2003, the estimated highest 5-year average remuneration and credited years of service for each of the Named Executives under the Retirement Plans was: Mr. Parsons, $653,476 and 13 years; Mr. Maines, $560,523 and 5 years; Mr. Ness, $331,038 and 24 years; Ms. McPike, $205,167 and 5 years; and Mr. Winslow $351,901 and 2 years. Mr. Winslow became an employee in 2001 and is not yet vested in the Retirement Plans.

Certain Relationships and Related Transactions.

Change of Control Agreement.    Standard Insurance Company has also entered into Change of Control Agreements with each Executive Officer. The provisions of these agreements become effective if and when there is a Change of Control (as defined below) of StanCorp or Standard Insurance Company. The Change of Control Agreements will continue in effect through December 31, 2004. The agreements will be automatically renewed for successive one-year terms unless StanCorp gives notice to the executive that StanCorp will not extend the expiration date (provided that no such notice can be given during the pendency of a potential Change of Control). If a Change of Control occurs, the expiration date is automatically extended for 24 months beyond the month in which the Change of Control occurs.

Under the Change of Control Agreements, StanCorp will provide the executive with the following benefits in the event of termination by StanCorp or Standard Insurance Company within 24 months of a Change of Control other than for cause:

•	a lump-sum payment in an amount equal to three times the sum of (a) the executive’s annual base salary in effect at the time the Change of Control occurs and (b) target incentive compensation payable to the executive under any short-term incentive plan;

•	an amount equal to the target bonus payable under any cash long-term incentive plan in effect immediately prior to the Change of Control;

•	outstanding stock options, restricted stock or other stock awards shall become immediately vested, become exercisable in full and all outstanding stock options shall remain exercisable; and

•	immediate vesting of all benefits to which the executive is entitled under any of the Company’s Retirement Plans and a 30-month continuation of certain welfare plans.

The Change of Control Agreements also provide that, to the extent any payments to the executives would be subject to “golden parachute” excise taxes under Section 4999 of the Internal Revenue Code, the executives will receive “gross-up” payments in order to make them whole with respect to such taxes and any related interest and penalties.

For the purposes of the Change of Control Agreements, a “Change of Control” is defined generally to include:

•	an acquisition of 30% or more of the voting stock of StanCorp or Standard Insurance Company;

•	a change in the majority of the members of StanCorp’s or Standard Insurance Company’s Board within a 12-month period that is not supported by two-thirds of the incumbent directors;

•	approval by the shareholders of a merger or reorganization in which StanCorp’s or Standard Insurance Company’s shareholders do not own at least 51% of the voting securities of the resulting entity;

•	a sale of all or substantially all of StanCorp’s assets or those of Standard Insurance Company;

•	a tender or exchange offer which results in at least 30% of StanCorp’s voting securities or those of Standard Insurance Company being beneficially owned by the offeror; or

•	adoption by StanCorp’s or Standard Insurance Company’s Board of Directors of a resolution to the effect that a Change of Control has occurred.

Acquisition by an Executive Officer, or a group of persons including an executive, of 25% or more of the voting securities of StanCorp or Standard Insurance Company does not constitute a Change of Control under the Change of Control Agreements.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, CEO and Executive Officers to file reports of holdings and transactions in our Common Stock with the SEC. Based on our records and other information, we believe that filing requirements applicable to our directors, CEO and Executive Officers with respect to 2003 have been met, with the exception of one report which was filed late with respect to one grant of stock options made to Mr. Timpe on September 1, 2003.

IV.    SHAREHOLDER NOMINATIONS AND PROPOSALS FOR 2005

In addition to the procedures set forth in the Corporate Governance section of this Proxy Statement whereby interested parties may propose director candidates for consideration by the Nominating and Corporate Governance Committee, the Company’s bylaws provide a formalized process for the nomination of a director candidate at an annual meeting of shareholders. Shareholders who wish to do so must submit notice in writing between February 24, 2005 and March 21, 2005, addressed to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, StanCorp Financial Group, Inc., PO Box 711, Portland, OR 97207. The notice should set forth as to each nominee whom the shareholder proposes to nominate for election or re-election as director the following:

•	the name, age, business and residence addresses of the nominee;

•	the principal occupation or employment of the nominee;

•	the number of shares of Common Stock beneficially owned by the nominee; and

•	any other information concerning the nominee that would be required to appear in a proxy statement for the election of such nominee under the rules of the SEC.

The nominating shareholder giving notice must also provide his or her name and record address and the number of shares of Common Stock owned by the shareholder.

Under our Bylaws, shareholders who wish to present proposals for action at an annual meeting must give timely notice of the proposed business to our Corporate Secretary. To be timely, a shareholder’s notice must be in writing, delivered to or mailed and received at our principal office in Portland, Oregon not less than 50 days nor more than 75 days prior to that year’s annual meeting. However, if we have not provided shareholders notice of, or otherwise publicly disclosed, the date of the annual meeting within 65 days of the meeting date, notice must be received not later than the close of business on the 15th day following the date on which such notice was mailed or public disclosure was made. Our 2005 annual meeting is scheduled to be held on May 9, 2005. Therefore, a notice, to be timely, must be received by us between February 24, 2005 and March 21, 2005. If received after that date, the proposal, when and if raised at the 2005 annual meeting, will be subject to the discretionary vote of the proxyholder as described earlier in this material.

Please note that these rules govern raising proposals at the annual meeting. In order for a shareholder’s proposal to be considered for inclusion in our 2005 Proxy Statement, under SEC rules, we must receive the proposal by November 26, 2004. Shareholders should mail their proposal to our Corporate Secretary, StanCorp Financial Group, Inc., PO Box 711, Portland, OR 97207.

In order to make a proposal, the shareholder must also provide us with a brief description of the matter to be brought before the meeting and the reasons for the proposal. The shareholder must also provide us with his or her name and address of record, the number of shares of Common Stock that the shareholder owns, and any interest that the shareholder may have in the proposal.

Michael T. Winslow

Vice President, General Counsel

and Corporate Secretary

March 26, 2004

APPENDIX 1

AMENDED 2002 STOCK INCENTIVE PLAN

StanCorp Financial Group, Inc.

1.    Purpose.    The purpose of this 2002 Stock Incentive Plan (“Plan”) is to enable StanCorp Financial Group, Inc., an Oregon corporation (“Company”) to attract and retain the services of (i) employees, officers and directors of the Company or of any subsidiary of the Company, (ii) selected non-employee agents, consultants, advisors, persons involved in the sale or distribution of the products of the Company or any subsidiary of the Company, and independent contractors of the Company or any subsidiary of the Company, and (iii) non-employees to whom an offer of employment has been made. For purposes of this Plan, a person is considered to be employed by or in the service of the Company if the person is employed by or in the service of any entity (“Employer”) that is either the Company or a subsidiary of the Company.

2.    Shares Subject to the Plan.    Subject to adjustment as provided below and in Section ~~8,~~9, the shares to be offered under the Plan shall consist of Common Stock of the Company, and the total number of shares of Common Stock that may be issued under the Plan shall be 1,450,000 shares. The shares issued under the Plan may be authorized and unissued shares or reacquired shares. If an option or Performance-Based Award (as defined in Section 8 below) granted under the Plan expires, terminates or is canceled, the unissued shares subject to that option or Performance-Based Award shall again be available under the Plan. If shares issued pursuant to Section 7 under the Plan are forfeited to the Company or repurchased by the Company, the number of shares forfeited or repurchased shall again be available under the Plan.

3.    Effective Date and Duration of Plan.

3.1    Effective Date.    The Plan shall become effective as of May 6, ~~2002.~~2002, and the amendment to the Plan adding Section 8 authorizing Performance-Based Awards (the “Amendment”) shall become effective as of February 9, 2004. No Incentive Stock Option (as defined in Section 5 below) granted under the Plan shall become exercisable, however, until the Plan is approved by the affirmative vote of the holders of a majority of the shares of Common Stock represented at a shareholders meeting at which a quorum is present, and the exercise of any Incentive Stock Options granted under the Plan before the receipt of shareholder approval shall be conditioned on and subject to that approval. In addition, no payments shall be made under a Performance-Based Award until the Amendment is approved by the affirmative vote of the holders of a majority of the shares of Common Stock represented at a shareholders meeting at which a quorum is present. Subject to ~~this~~these ~~limitation~~limitations, options and Performance-Based Awards may be granted and shares may be awarded or sold under the Plan at any time after the effective date and before termination of the Plan.

3.2    Duration.    The Plan shall continue in effect until all shares available for issuance under the Plan have been issued and all restrictions on the shares have lapsed; provided, however, that no awards shall be made under the Plan on or after the 10th anniversary of the last action by the shareholders approving or re-approving the Plan. The Board of Directors may suspend or terminate the Plan at any time except with respect to options, Performance-Based Awards and shares subject to restrictions then outstanding under the Plan. Termination shall not affect any outstanding options, any outstanding Performance-Based Awards or any right of the Company to repurchase shares or the forfeitability of shares issued under the Plan.

4.    Administration.

4.1    Board of Directors.    The Plan shall be administered by the Board of Directors of the Company, which shall determine and designate from time to time the individuals to whom awards shall be made, the amount of the awards and the other terms and conditions of the awards. Subject to the provisions of the Plan, the Board of Directors may adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to shares

(except those restrictions imposed by law) and make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Board of Directors shall be final and conclusive. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it deems expedient to carry the Plan into effect, and the Board of Directors shall be the sole and final judge of such expediency.

4.2    Committee.    The Board of Directors may delegate to any committee of the Board of Directors (“Committee”) any or all authority for administration of the Plan. If authority is delegated to the Committee, all references to the Board of Directors in the Plan shall mean and relate to the Committee, except (i) as otherwise provided by the Board of Directors and (ii) that only the Board of Directors may amend or terminate the Plan as provided in Sections 3 and ~~9.~~10.

4.3    Officers.    The Board of Directors may delegate to any officer or officers of the Company authority to grant awards under the Plan, subject to any restrictions imposed by the Board of Directors.

5.    Types of Awards, Eligibility, Limitations.    The Board of Directors may, from time to time, take the following actions, separately or in combination, under the Plan: (i) grant Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (“Code”), as provided in Sections 6.1 and 6.2; (ii) grant options other than Incentive Stock Options (“Non-Statutory Stock Options”) as provided in Sections 6.1 and 6.3; ~~and~~ (iii) issue shares subject to restrictions as provided in Section ~~7.~~7; and (iv) award Performance-Based Awards as provided in Section 8 . Awards may be made to employees, including employees who are officers or directors, and to other individuals described in Section 1 selected by the Board of Directors; provided, however, that only employees of the Company or any parent or subsidiary of the Company (as defined in subsections 424(e) and 424(f) of the Code) are eligible to receive Incentive Stock Options under the Plan. The Board of Directors shall select the individuals to whom awards shall be made and shall specify the action taken with respect to each individual to whom an award is made. No employee may be granted options for more than an aggregate of 250,000 shares of Common Stock in any calendar year.

6.    Option Grants.

6.1    General Rules Relating to Options.

6.1-1    Terms of Grant.    The Board of Directors may grant options under the Plan. With respect to each option grant, the Board of Directors shall determine the number of shares subject to the option, the option price, the period of the option, the time or times at which the option may be exercised and whether the option is an Incentive Stock Option or a Non-Statutory Stock Option.

6.1-2    Exercise of Options.    Except as provided in Section 6.1-4 or as determined by the Board of Directors, no option granted under the Plan may be exercised unless at the time of exercise the optionee is employed or in the service of the Company or any subsidiary of the Company and shall have been so employed or provided such service continuously since the date such option was granted. Except as provided in Sections 6.1-4 and ~~8,~~9, options granted under the Plan may be exercised from time to time over the period stated in each option in amounts and at times prescribed by the Board of Directors, provided that options may not be exercised for fractional shares. Unless otherwise determined by the Board of Directors, if an optionee does not exercise an option in any one year for the full number of shares to which the optionee is entitled in that year, the optionee’s rights shall be cumulative and the optionee may purchase those shares in any subsequent year during the term of the option.

6.1-3    Nontransferability.    Each Incentive Stock Option and, unless otherwise determined by the Board of Directors, each other option granted under the Plan by its terms (i) shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee’s domicile at the time of death, and (ii) during the optionee’s lifetime, shall be exercisable only by the optionee.

6.1-4    Termination of Employment or Service.

6.1-4(a)    General Rule.    Unless otherwise determined by the Board of Directors, if an optionee’s employment or service with the Company terminates for any reason other than because of Total Disability, death, Retirement, resignation or termination by the Company without cause (such as set forth below), any options (or portions thereof) held by such optionee shall immediately terminate.

6.1-4(b)    Termination Because of Total Disability.    Unless otherwise determined by the Board of Directors, if an optionee’s employment or service terminates by reason of the optionee’s Total Disability (as defined below), any options held by such optionee shall become fully exercisable and may be exercised at any time prior to the expiration date of the option(s) or the expiration of 60 months after the date of such termination, whichever is the shorter period, provided that with respect to Incentive Stock Options, the period during which an option may be exercised after the date of termination shall not exceed that permitted with respect to Incentive Stock Options under the Code. “Total Disability” means a physical or mental impairment which is expected to result in death or which has lasted or is expected to last for a continuous period of 12 months or more and which causes the optionee to be unable, in the opinion of the Company, to perform his or her duties as an employee, director, officer or consultant of the Company or any subsidiary and to be engaged in any substantial gainful activity. Total Disability shall be deemed to have occurred on the first day after the Company has made a determination of Total Disability.

6.1-4(c)    Termination Because of Death.    Unless otherwise determined by the Board of Directors, if an optionee dies while employed by or providing service to the Company or a subsidiary, any options held by such optionee shall become fully exercisable and may be exercised at any time prior to the expiration date of the option(s) or the expiration of 60 months after the date of death, whichever is the shorter period, provided that with respect to Incentive Stock Options, the period during which an option may be exercised after the date of death shall not exceed that permitted with respect to Incentive Stock Options under the Code. Options held by the deceased optionee may be exercised only by the person or persons to whom such optionee’s rights under the option(s) shall pass by the optionee’s will or by the laws of descent and distribution of the state or country of the optionee’s domicile at the time of death.

6.1-4(d)    Termination Because of Resignation.    If an optionee resigns from employment or providing services to the Company or a subsidiary, such optionee may exercise his or her option(s) at any time prior to the expiration date of the option(s) or the expiration of 90 days after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option(s) at the date of termination; provided, however, the Board of Directors may in its sole discretion at the time of grant, at the time of termination or at any other time shorten, extend or otherwise modify or terminate such exercise period.

6.1-4(e)    Termination by the Company Without Cause.    If the Company or a subsidiary terminates the employment of or the provision of services by an optionee without cause, such optionee may exercise his or her option(s) at any time prior to the expiration date of the option(s) or the expiration of 90 days after the date of termination, whichever is the shorter period; provided, however, that the Board of Directors may in its sole discretion at the time of grant, the time of termination or any other time shorten, extend or otherwise modify or terminate such exercise period. The Board of Directors shall determine in its sole and absolute discretion whether an optionee was terminated without cause.

6.1-4(f)    Termination Because of Retirement.    Unless otherwise determined by the Board of Directors, if an optionee terminates employment by or service with the Company by reason of Retirement, such optionee may exercise his or her option(s) at any time prior to the expiration date of the option(s) or the expiration of 60 months after the date of termination, whichever is the shorter period, provided that with respect to Incentive Stock Options, the period during which an option may be exercised after the date of retirement shall not exceed that permitted with respect to Incentive Stock Options under the Code. “Retirement” means voluntary retirement with the consent of the Company under any of the Company’s retirement plans.

6.1-4(g)    Amendment of Exercise Period Applicable to Termination.    The Board of Directors may at any time extend the above-described exercise periods any length of time not longer than the original expiration date of the option. The Board of Directors may at any time increase the portion of an option that is exercisable, subject to terms and conditions determined by the Board of Directors.

6.1-4(h)    Failure to Exercise Option.    To the extent that the option of any deceased optionee or of any optionee whose employment or service terminates is not exercised within the applicable period, all further rights to purchase shares pursuant to the option shall cease and terminate.

6.1-4(i)    Leave of Absence.    Absence on leave approved by the Employer or on account of illness or disability shall not be deemed a termination or interruption of employment or service. Unless otherwise determined by the Board of Directors, vesting of options shall continue during a medical, family or military leave of absence, whether paid or unpaid, and vesting of options shall be suspended during any other unpaid leave of absence.

6.1-5    Purchase of Shares.

6.1-5(a)    Notice of Exercise.    Unless the Board of Directors determines otherwise, shares may be acquired pursuant to an option granted under the Plan only upon the Company’s receipt of written notice from the optionee of the optionee’s binding commitment to purchase shares, specifying the number of shares the optionee desires to purchase under the option and the date on which the optionee agrees to complete the transaction, and, if required to comply with the Securities Act of 1933, as amended, containing a representation that it is the optionee’s intention to acquire the shares for investment and not with a view to distribution.

6.1-5(b)    Payment.    Unless the Board of Directors determines otherwise, on or before the date specified for completion of the purchase of shares pursuant to an option exercise, the optionee must pay the Company the full purchase price of those shares in cash or by check or, with the consent of the Board of Directors, in whole or in part, in Common Stock of the Company valued at fair market value, restricted stock or other contingent awards denominated in either stock or cash, promissory notes and other forms of consideration. Unless otherwise determined by the Board of Directors, any Common Stock provided in payment of the purchase price must have been previously acquired and held by the optionee for at least six months. The fair market value of Common Stock provided in payment of the purchase price shall be the closing price of the Common Stock last reported before the time payment in Common Stock is made or, if earlier, committed to be made, if the Common Stock is publicly traded, or another value of the Common Stock as specified by the Board of Directors. No shares shall be issued until full payment for the shares has been made, including all amounts owed for tax withholding. With the consent of the Board of Directors, an optionee may request the Company to apply automatically the shares to be received upon the exercise of a portion of a stock option (even though stock certificates have not yet been issued) to satisfy the purchase price for additional portions of the option.

Unless the Board of Directors determines otherwise, the Board of Directors may provide that an option may be exercised and payment made by delivering a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds necessary to pay the exercise price and, unless otherwise prohibited by the Board of Directors or applicable law, any applicable tax withholding under Section 6.1-5(c). The Company will not be obligated to deliver certificates for the shares or make book entries denoting ownership of the shares unless and until it receives full payment of the exercise price therefor and any related withholding obligations have been satisfied.

6.1-5(c)    Tax Withholding.    Each optionee who has exercised an option shall, immediately upon notification of the amount due, if any, pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If additional withholding is or becomes required (as a result of exercise of an option or as a result of disposition of shares acquired pursuant to exercise of an option) beyond any amount deposited before delivery of the certificates, the optionee shall pay such amount, in cash or by check, to the Company on demand. If the optionee fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable by the Company or the Employer to the optionee, including salary, subject to applicable law. With the consent of the Board of Directors, an optionee may satisfy this obligation, in whole or in part, by instructing the Company to withhold from the shares to be issued upon exercise or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligation.

6.1-5(d)    Reduction of Reserved Shares.    Upon the exercise of an option, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon exercise of the option (less the number of any shares surrendered in payment for the exercise price or withheld to satisfy withholding requirements).

6.1-6    Limitations on Grants to Non-Exempt Employees.    Unless otherwise determined by the Board of Directors, if an employee of the Company or any subsidiary of the Company is a non-exempt employee subject to the overtime compensation provisions of Section 7 of the Fair Labor Standards Act (“FLSA”), any option granted to that employee shall be subject to the following restrictions: (i) the option price shall be at least 85 percent of the fair market value, as described in Section 6.2-4, of the Common Stock subject to the option on the date it is granted; and (ii) the option shall not be exercisable until at least six months after the date it is granted; provided, however, that this six-month restriction on exercisability will cease to apply if the employee dies, becomes totally disabled or retires, there is a change in ownership of the Company, or in other circumstances permitted by regulation, all as prescribed in Section 7(e)(8)(B) of the FLSA.

6.2    Incentive Stock Options.    Incentive Stock Options shall be subject to the following additional terms and conditions:

6.2-1    Limitation on Amount of Grants.    If the aggregate fair market value of stock (determined in the manner described in Section 6.2-4) for which Incentive Stock Options granted under this Plan (and any other stock incentive plan of the Company or its subsidiary corporations, as defined in subsection 424(f) of the Code) are exercisable for the first time by an employee during any calendar year exceeds $100,000, the portion of the option or options not exceeding $100,000, to the extent of whole shares, will be treated as an Incentive Stock Option and the remaining portion of the option or options will be treated as a Non-Statutory Stock Option. The preceding sentence will be applied by taking options into account in the order in which they were granted. If, under the $100,000 limitation, a portion of an option is treated as an Incentive Stock Option and the remaining portion of the option is treated as a Non-Statutory Stock Option, unless the optionee designates otherwise at the time of exercise, the optionee’s exercise of all or a portion of the option will be treated as the exercise of the Incentive Stock Option portion of the option to the full extent permitted under the $100,000 limitation. If an optionee exercises an option that is treated as in part an Incentive Stock Option and in part a Non-Statutory Stock Option, the Company will designate the portion of the stock acquired pursuant to the exercise of the Incentive Stock Option portion as Incentive Stock Option stock by issuing a separate certificate for that portion of the stock and identifying the certificate as Incentive Stock Option stock in its stock records.

6.2-2    Limitations on Grants to 10 percent Shareholders.    An Incentive Stock Option may be granted under the Plan to an employee possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any subsidiary (as defined in subsection 424(f) of the Code) only if the option price is at least 110 percent of the fair market value, as described in Section 6.2-4, of the Common Stock subject to the option on the date it is granted and the option by its terms is not exercisable after the expiration of five years from the date it is granted.

6.2-3    Duration of Options.    Subject to Sections 6.1-2, 6.1-4 and 6.2-2, Incentive Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors, except that by its terms no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

6.2-4    Option Price.    The option price per share shall be determined by the Board of Directors at the time of grant. Except as provided in Section 6.2-2, the option price shall not be less than 100 percent of the fair market value of the Common Stock covered by the Incentive Stock Option at the date the option is granted. The fair market value shall be deemed to be the last reported sale price of a share of Common Stock as shown on the New York Stock Exchange Composite Transactions Listing, as published in The Wall Street Journal on the day preceding the date the option is granted, or if there has been no sale on that date, on the last preceding date on which a sale occurred, or such other value of the Common Stock as shall be specified by the Board of Directors.

6.2-5    Limitation on Time of Grant.    No Incentive Stock Option shall be granted on or after the 10th anniversary of the last action by the Board of Directors adopting the Plan or approving an increase in the number of shares available for issuance under the Plan, which action was subsequently approved within 12 months by the shareholders.

6.2-6    Early Dispositions.    If within two years after an Incentive Stock Option is granted or within 12 months after an Incentive Stock Option is exercised, the optionee sells or otherwise disposes of Common Stock acquired on exercise of the Option, the optionee shall within 30 days of the sale or disposition notify the Company in writing of (i) the date of the sale or disposition, (ii) the amount realized on the sale or disposition and (iii) the nature of the disposition (e.g., sale, gift).

6.2-7    Conversion of Incentive Stock Options.    The Board of Directors may at any time without the consent of the optionee convert an Incentive Stock Option to a Non-Statutory Stock Option.

6.3    Non-Statutory Stock Options.    Non-Statutory Stock Options shall be subject to the following terms and conditions, in addition to those set forth in Section 6.1, above.

6.3-1    Option Price.    The option price for Non-Statutory Stock Options shall be determined by the Board of Directors at the time of grant. The option price shall not be less than 100 percent of the fair market value of the Common Stock covered by the Non-Statutory Stock Option at the date the option is granted. The fair market value shall be deemed to be the last reported sale price of a share of Common Stock as shown on the New York Stock Exchange Composite Transactions Listing, as published in The Wall Street Journal on the day preceding the date the option is granted, or if there has been no sale on that date, on the last preceding date on which a sale occurred, or such other value of the Common Stock as shall be specified by the Board of Directors.

6.3-2    Duration of Options.    Non-Statutory Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors.

7.    Restricted Stock.    The Board of Directors may issue up to an aggregate of 350,000 shares as (i) restricted stock under this Section 7 and (ii) Performance Shares (as defined in Section 8 below). Restricted stock may be issued under the Plan for any consideration (including promissory notes and services) determined by the Board of Directors. Shares issued under the Plan shall be subject to the terms, conditions and restrictions determined by the Board of Directors. The restrictions may include restrictions concerning transferability, repurchase by the Company and forfeiture of the shares issued, together with any other restrictions determined by the Board of Directors. All Common Stock issued pursuant to this Section 7 shall be subject to a purchase agreement, which shall be executed by the Company and the prospective purchaser of the shares before the delivery of certificates representing the shares to the purchaser. The purchase agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates, if any, representing the shares shall bear any legends required by the Board of Directors. The Company may require any purchaser of restricted stock to pay to the Company in cash or by check upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the purchaser fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable by the Company to the purchaser, including salary, subject to applicable law. With the consent of the Board of Directors, a purchaser may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligation. Upon the issuance of restricted stock, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued, less the number of shares withheld or delivered to satisfy withholding obligations.

8.    Performance-Based Awards.    The Board of Directors may grant awards intended to qualify as qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder (“Performance-Based Awards”). The Board of Directors may issue up to an aggregate of 350,000 shares as (i) Performance Shares under this Section 8 and (ii) restricted stock under Section 7. Performance-Based Awards shall be denominated at the time of grant either in Common Stock (“Stock Performance Awards”) or in dollar amounts (“Dollar Performance Awards”). Payment under a Stock Performance Award or a Dollar Performance Award shall be made, at the discretion of the Board of Directors, in Common Stock (“Performance Shares”), or in cash or in any combination thereof. Performance-Based Awards shall be subject to the following terms and conditions:

8.1    Award Period.    The Board of Directors shall determine the period of time for which a Performance-Based Award is made (the “Award Period”).

8.2    Performance Goals and Payment.    The Board of Directors shall establish in writing objectives (“Performance Goals”) that must be met by the Company or any subsidiary, division or other unit of the Company (“Business Unit”) during the Award Period as a condition to payment being made under the Performance-Based Award. The Performance Goals for each award shall be one or more targeted levels of performance with respect to one or more of the following objective measures with respect to the Company or any Business Unit: net income, earnings per share, net income or earnings per share excluding after-tax net capital gains and losses, stock price increase, total shareholder return (stock price changes plus dividends), return on equity, return on assets, return on net assets, return on capital, return on investment, economic value added, revenues, premium revenues, income before income taxes, earnings before interest, taxes, depreciation and amortization (EBITDA), non-premium earnings, net investment income, and cash flows or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, and restructuring and special charges (determined according to criteria established by the Board of Directors). The Board of Directors shall also establish the number of Performance Shares or the amount of cash payment to be made under a Performance-Based Award if the Performance Goals are met or exceeded, including the fixing of a maximum payment (subject to Section 8.4). The Board of Directors may establish other restrictions to payment under a Performance-Based Award, such as a continued employment requirement, in addition to satisfaction of the Performance Goals. Some or all of the Performance Shares may be issued at the time of the award as restricted shares subject to forfeiture in whole or in part if Performance Goals or, if applicable, other restrictions are not satisfied.

8.3    Computation of Payment.    During or after an Award Period, the performance of the Company or Business Unit, as applicable, during the period shall be measured against the Performance Goals. If the Performance Goals are not met, no payment shall be made under a Performance-Based Award. If the Performance Goals are met or exceeded, the Board of Directors shall certify that fact in writing and certify the number of Performance Shares earned or the amount of cash payment to be made under the terms of the Performance-Based Award.

8.4    Maximum Awards.    No participant may be granted in any fiscal year Stock Performance Awards under which the aggregate amount payable under the Awards exceeds the equivalent of 75,000 shares of

Common Stock or Dollar Performance Awards under which the aggregate amount payable under the Awards exceeds $2,000,000.

8.5    Tax Withholding.    Each participant who has received Performance Shares shall, upon notification of the amount due, pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If the participant fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable by the Company or the Employer to the participant, including salary, subject to applicable law. With the consent of the Board of Directors, a participant may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so delivered or withheld shall not exceed the minimum amount necessary to satisfy the required withholding obligation.

8.6    Effect on Shares Available.    The payment of a Performance-Based Award in cash shall not reduce the number of shares of Common Stock reserved for issuance under the Plan or the number of shares that may be issued pursuant to Sections 7 and 8 of the Plan. The number of shares of Common Stock reserved for issuance under the Plan and under Sections 7 and 8 of the Plan shall be reduced by the number of shares issued upon payment of an award, less the number of shares delivered or withheld to satisfy withholding obligations.

~~8.~~9.    Changes in Capital Structure.

~~8.1~~9.1    Stock Splits, Stock Dividends.    If the outstanding Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares, dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares available for grants under the Plan and in all other share amounts set forth in the Plan. In addition, the Board of Directors shall make appropriate adjustment in the number and kind of shares as to which outstanding options, or portions thereof then unexercised, shall be exercisable, so that the optionee’s proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Board of Directors shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board of Directors. Any such adjustments made by the Board of Directors shall be conclusive.

~~8.2~~9.2    Mergers, Reorganizations, Etc.    In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, split-up, split-off, spin-off, reorganization or liquidation to which the Company is a party or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company (each, a “Transaction”), the Board of Directors shall, in its sole discretion and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding options under the Plan:

~~8.2~~9.2-1    Outstanding options shall remain in effect in accordance with their terms.

~~8.2~~9.2-2    Outstanding options shall be converted into options to purchase stock in one or more of the corporations, including the Company, that are the surviving or acquiring corporations in the Transaction. The amount, type of securities subject thereto and exercise price of the converted options shall be determined by the Board of Directors of the Company, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation(s) to be held by holders of shares of the Company following the Transaction. Unless otherwise determined by the Board of Directors, the converted options shall be vested only to the extent that the vesting requirements relating to options granted hereunder have been satisfied.

~~8.2~~9.2-3    The Board of Directors shall provide a period of 30 days or less before the completion of the Transaction during which outstanding options may be exercised to the extent then exercisable, and upon the expiration of that period, all unexercised options shall immediately terminate. The Board of Directors may, in its sole discretion, accelerate the exercisability of options so that they are exercisable in full during that period.

~~8.3~~9.3    Dissolution of the Company.    In the event of the dissolution of the Company, options shall be treated in accordance with Section ~~8.2~~9.2–3.

~~8.4~~9.4    Rights Issued by Another Corporation.    The Board of Directors may also grant options and Performance-Based Awards and issue restricted stock under the Plan with terms, conditions and provisions that vary from those specified in the Plan, provided that any such awards are granted in substitution for, or in connection with the assumption of, existing options, Performance-Based Awards and restricted stock granted, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a Transaction.

~~9.~~10.    Amendment of the Plan.    The Board of Directors may at any time modify or amend the Plan in any respect. Except as provided in Section ~~8,~~9, however, no change in an award already granted shall be made without the written consent of the holder of the award if the change would adversely affect the holder.

~~10.~~11.    Approvals.    The Company’s obligations under the Plan are subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may then be listed, in connection with the grants under the Plan. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under the Plan if such issuance or delivery would violate state or federal securities laws.

~~11.~~12.    Employment and Service Rights.    Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of an Employer interfere in any way with the Employer’s right to terminate the employee’s employment at will at any time, for any reason, with or without cause, or to decrease the employee’s compensation or benefits, or (ii) confer upon any person engaged by an Employer any right to be retained or employed by an Employer or to the continuation, extension, renewal or modification of any compensation, contract or arrangement with or by an Employer.

~~12.~~13.    Rights as a Shareholder.    The recipient of any award under the Plan shall have no rights as a shareholder with respect to any shares of Common Stock until the date the recipient becomes the holder of record of those shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs before the date the recipient becomes the holder of record.

~~13.~~14.    Notices.    Any notices required or permitted to be given to holders of awards pursuant to the Plan shall be in writing, addressed to the most recent address on the Company’s records, and shall be deemed to be effectively given when (i) mailed by registered or certified mail with postage and fees prepaid, (ii) sent by overnight delivery service, (iii) personally delivered or (iv) sent by facsimile or electronic communication with confirmed transmission.

APPENDIX 2

AUDIT COMMITTEE CHARTER

StanCorp Financial Group, Inc.

Standard Insurance Company

Committee Purpose

The Audit Committee of the Board of Directors of StanCorp Financial Group, Inc. and Standard Insurance Company (the “Company”) is responsible for: (a) providing independent review and oversight of the Company’s accounting and financial reporting processes and internal controls; (b) overseeing the independent auditor’s appointment, compensation, qualifications, independence, and performance; (c) assisting Board oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, and the performance of the Company’s internal auditors; and (d) preparing an Audit Committee report for inclusion in the company’s annual Proxy Statement in accordance with applicable laws and regulations.

Committee Membership

All members of the Audit Committee shall meet all the applicable independence and qualification requirements of the New York Stock Exchange (NYSE) and the Securities and Exchange Commission (SEC). The members of the Committee shall be appointed and removed by the Board of Directors in consultation with the Chairman and the CEO. The Audit Committee shall consist of no fewer than three members.

Committee Meetings

The Audit Committee shall meet and report to the Board in conjunction with a regularly scheduled Board meeting or at such other times as deemed necessary by the Committee.

Committee Goals and Responsibilities

In furtherance of its purpose, the Audit Committee authority and responsibilities shall include, but are not limited to, the following:

Independent Auditors

1.	Be directly responsible for, and have the sole authority with respect to, the appointment, retention, replacement, compensation, evaluation, and oversight of the Company’s independent auditor.

2.	Pre-approve, in accordance with applicable law and under procedures implemented by the Committee, all services provided to the Company by the independent auditor.

3.	Prior to filing of an audit report with the Securities and Exchange Commission, review the independent auditor’s report to the Audit Committee regarding (i) all critical accounting policies and practices to be used; (ii) all alternative treatments of financial information within GAAP that have been discussed with management, the ramifications of such alternative disclosure and treatments, and the accounting treatment preferred by the accounting firm; and (iii) any other material written communications with management, such as the management letter and schedule of unadjusted differences.

4.	Obtain and review, at least annually, a report by the independent auditor describing (i) its internal quality control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more audits carried out by the firm, and any steps taken to deal with such issues; and (iii) all relationships between the independent auditor and the Company.

5.	Review and discuss with the independent auditor (i) the scope and results of each independent audit of the Company, (ii) any difficulties encountered by the auditor and any significant disagreements with management, (iii) any related management letter, and (iv) management’s responses to recommendations made or difficulties encountered by the independent auditor in connection with the audit.

6.	Annually evaluate and report to the Board with respect to the qualifications, performance, and independence of the independent auditor and lead audit partner.

Financial Reporting

7.	Review and discuss the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”(1)

8.	Review and discuss generally the types of information to be disclosed and the types of presentations made in the Company’s earnings press releases, as well as in any financial earnings guidance provided by the Company to analysts and rating agencies.(2)

9.	Review quarterly and annual certifications from management regarding the adequacy of internal controls over financial reporting.

10.	Based on discussion with management and the independent auditor, recommend to the Board that the financial statements be included in the Company’s annual report Form 10-K.

11.	Annually, provide an Audit Committee report to be included in the Company’s Proxy Statement in the form prescribed by the SEC.

Internal Auditors

12.	Oversee the adequacy of the internal control structure, in part through the review of the plan, scope, and reports from the internal auditors.

13.	Periodically review with the independent auditors the organizational structure, budget, and staffing of the Internal Auditing Department.

14.	Have the right to an interview with the Assistant Vice President, Internal Auditing in the event of his/her termination or resignation.

Risk Assessment and Management

15.	Review and discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

16.	Review and discuss guidelines and policies to govern the process by which risk assessment and management is undertaken.

Other

17.	Establish hiring policies for employees or former employees of the independent auditors.

18.	Establish procedures for handling complaints regarding accounting, internal accounting controls, or auditing matters, including the confidential, anonymous submission of concerns regarding questionable accounting or audit matters.

(1)	Review of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” will be effective beginning the first quarter 2004.
(2)	Effective beginning the first quarter 2004.

19.	Hold separate executive sessions periodically with management, the Assistant Vice President, Internal Auditing, and the independent auditors.

20.	Report its activities to the Board after each Committee meeting.

21.	Conduct an annual performance evaluation of the Committee.

22.	Conduct an annual review of the Committee’s charter and checklist.

The Committee shall have authority to retain outside counsel and other advisors as the Committee may deem appropriate in its sole discretion. The Committee shall have sole authority to approve related fees and retention terms.

P	THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
R
O
X	STANCORP FINANCIAL GROUP, INC.
Y

The undersigned hereby appoints Eric E. Parsons, Cindy J. McPike and Michael T. Winslow as proxies, with power to act without the others and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of StanCorp Financial Group, Inc. held in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held May 3, 2004 or any adjournment thereof. If this Proxy is returned signed but without a clear voting designation, the proxies will vote in accordance with the Board’s recommendations. If other matters come properly before the meeting, the proxies will vote in accordance with management’s recommendations.

(CONTINUED AND TO BE DATED AND SIGNED ON THE REVERSE SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

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You can now access your StanCorp Financial Group, Inc. account online.

Access your StanCorp Financial Group, Inc. shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for StanCorp Financial Group, Inc., now makes it easy and convenient to get current information on your shareholder account.

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This proxy, when properly executed, will be voted in the manner directed on this proxy card. In the absence of specific instructions, proxies will be voted FOR Items 1, 2 and 3 and AGAINST Item 4. This proxy will be voted in the discretion of the proxyholders as to any other matter that may properly come before the Annual Meeting of Shareholders.

										Please Mark Here for Address Change or Comments	☐
The Board of Directors recommends a vote FOR Items 1, 2 & 3 and AGAINST Item 4.										SEE REVERSE SIDE

Item 1. ELECTION OF DIRECTORS
				FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
FOR all nominees listed below (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for the nominees listed below	Item 2.	PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT AUDITORS	☐	☐	☐	Item 4.	SHAREHOLDER PROPOSAL CONCERNING THE NOMINATION OF DIRECTORS	☐	☐	☐
				FOR	AGAINST	ABSTAIN
☐	☐	Item 3.	PROPOSAL TO APPROVE THE AMENDED 2002 STOCK INCENTIVE PLAN	☐	☐	☐

Class II Nominees:	01 Jerome J. Meyer
02 Ralph R. Peterson
	03 E. Kay Stepp 04 Michael G. Thorne			Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.
(instructions: To withhold authority to vote for any nominee, write that nominee’s name on the line below

RESTRICTED

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time on the business day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http:/www.eproxy.com/sfg Use the Internet to vote your proxy. Have your proxy card in hand when you access the Web site.	OR	Telephone 1-800-435-6710 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement

on the Internet at www.stancorpfinancial.com/reports

March 26, 2004

Dear Shareholder:

Thank you for consenting to receive our 2003 Annual Report to Shareholders and proxy statement electronically via the Internet. You may view this material by simply logging onto www.stancorpfinancial.com/reports.

Your vote is important to us. You may vote your shares via the Internet, by telephone or by completing the enclosed proxy card and returning it in the envelope provided.

Should you desire to revoke your consent to receive our material electronically, you may do so by contacting our transfer agent, Mellon Investor Services at www.melloninvestor.com or 1-800-303-3963.

Once again, we value you as a shareholder and sincerely appreciate your vote.

Sincerely,

Michael T. Winslow, JD

Vice President, General Counsel

and Corporate Secretary